SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

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Acceptance Insurance Companies Inc.

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ACCEPTANCE INSURANCE COMPANIES INC.

Suite 1600

300 West Broadway

Council Bluffs, IA 51503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Acceptance Insurance Companies Inc. (the “Company”) at Courtyard By Marriott, 101 South 10th Street, Omaha, Nebraska on June 12, 2003 at 9:00 a.m. local time, and to vote on the following matters:

(1)	To elect four directors to hold office until the next Annual Meeting or until the election and qualification of their successors;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2003; and

(3)	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors fixed the close of business on April 30, 2003 as the record date for determining the stockholders entitled to vote at the Annual Meeting or any adjournment thereof. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at the principal office of the Company at Suite 1600, 300 West Broadway, Council Bluffs, Iowa during the 10 days prior to the Annual Meeting.

Please date, sign and return the enclosed Proxy which is solicited by the Board of Directors of the Company and will be voted in accordance with the directions you give therein. Where no directions are indicated Proxies will be voted “FOR” each of the proposals set forth in the accompanying Proxy Statement. A return envelope is provided which requires no postage if mailed in the United States. The giving of this Proxy will not affect your right to revoke such Proxy by appropriate written notice, or to vote in person if you choose to attend the meeting.

By Order of the Board of Directors,

J. MICHAEL GOTTSCHALK, Secretary

Council Bluffs, Iowa

April 30, 2003

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2003

I. INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Acceptance Insurance Companies Inc., a Delaware corporation (the “Company”), of Proxies in the accompanying form for the Annual Meeting of the Stockholders of the Company to be held at 9:00 a.m., local time, June 12, 2003, at Courtyard By Marriott, 101 South 10th Street, Omaha, Nebraska, or any adjournment thereof (the “Annual Meeting” or the “Meeting”). This Proxy Statement and the accompanying form of Proxy were filed with the Securities and Exchange Commission on or before April 30, 2003 and were first sent or given to Stockholders on or about May 12, 2003.

VOTING AND PROXIES

Record Date; Voting Rights

Only owners of record of the Company’s Common Stock at the close of business on April 30, 2003 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Stockholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, the Company estimates there were approximately 14,201,500 shares of Common Stock, $.40 par value, outstanding and entitled to vote. The presence, either in person or by properly executed Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting.

Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked Proxies will be considered present at the Meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes (as explained below under “Matters To Be Voted Upon; Vote Required”).

Matters To Be Voted Upon; Vote Required

At the Annual Meeting, Stockholders will be asked to vote on the following matters:

(1)	to elect four directors to hold office until the next Annual Meeting or until the qualification and election of their successors;

(2)	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2003; and

(3)	to consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Election as a Director requires an affirmative vote of a plurality of the votes cast in person or represented by Proxy at the Meeting. Only votes “for” affect the outcome. Votes “withheld” and broker “nonvotes” are not counted for purposes of the election of Directors. A broker nonvote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Ratification of the appointment of the independent auditor requires an affirmative vote of the majority of votes present in person or represented by Proxy at the Meeting. Therefore, votes “withheld” will have the same effect as a vote against the ratification of the appointment of the independent auditor. Broker nonvotes will not be considered shares entitled to vote on this proposal and will not be counted as votes for or against the proposal.

Directors and executive officers of the Company and their affiliates own approximately 4,256,365 shares of Common Stock, approximately 30.0% of the total outstanding shares, and have advised the Company that they intend to vote FOR the election of the director nominees and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2003.

Solicitation of Proxies

The Company has borne and will bear all costs of this solicitation. Following the original mailing of this Proxy Statement and accompanying materials, directors and officers and other Associates of the Company may solicit, without additional compensation, or may engage others to solicit, Proxies by any appropriate means, including personal interview, mail, telephone and facsimile or telegraph. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries, which are owners of record of the Company’s Common Stock, to forward Proxy soliciting material to the beneficial owners of such shares, and the Company will reimburse such owners of record for their reasonable expenses incurred in connection therewith.

Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the Proxy, (ii) duly executing a Proxy relating to the same shares, bearing a later date, and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the Proxy).

Board Recommendation

The Board of Directors recommends a vote FOR the election of the director nominees and the ratification of the appointment of the Company’s independent auditor for 2003. Properly executed Proxies will be voted in accordance with Stockholders’ directions. If no directions are given, Proxies will be voted FOR each of these proposals.

II. MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting the Stockholders will consider and vote upon: (1) election of directors to hold office until the next Annual Meeting or until the election and qualification of their successors; (2) ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2003; and (3) other matters that may properly come before the Annual Meeting or any adjournment thereof.

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, Stockholders will be asked to elect a board of four directors to hold office until the next Annual Meeting or until the election and qualification of their successors. The following table sets forth information regarding nominees for election to the Company’s Board of Directors. All of the nominees currently serve as directors of the Company and the Company’s Board of Directors recommends their election. If a nominee is unable to serve or, for good cause, will not serve, the Proxy confers discretionary authority to vote with respect to the election of any person to the board.

Nominees

Name and Age	Position, Principal Occupations and Other Directorships

Edward W. Elliott, Jr., 59

Mr. Elliott has been a director of the Company since December 1992. Mr. Elliott is Vice Chairman and Chief Financial Officer of Franklin Enterprises, Inc., a private investment management firm located in Deerfield, Illinois.

John E. Martin, 55

Mr. Martin has been Chief Executive Officer and President of the Company since December 1999 and a director of the Company since September 2000. From 1997 until prior to joining the Company, Mr. Martin was Executive Vice President and Chief Operating Officer for AgAmerica, FCB/Western Farm Credit Bank located in Sacramento, California. Prior to 1997, Mr. Martin was Executive Vice President, Chief Operating Officer and Chief Credit Officer for AgAmerica, FCB in Spokane, Washington, and Farm Credit Bank of Omaha, Nebraska.

R.L. Richards(1), 54	Mr. Richards has been a director of the Company since January 1991. Mr. Richards serves as President of KDR Capital Corp., a private investment company located in Dublin, Ohio.

Name and Age	Position, Principal Occupations and Other Directorships
Doug T. Valassis(1), 50

Mr. Valassis has been a director of the Company since December 1992. Mr. Valassis is President and Chief Operating Officer, and a director, of Franklin Enterprises, Inc., an investment management firm in Deerfield, Illinois. He also serves as a director and officer of Lindner Investments, Massachusetts Trust, and as a director of each of six related investment funds.

(1)	Member of the Audit Committee.

Nominees receiving an affirmative vote of a plurality of the votes cast in person or represented by Proxy at the Annual Meeting with respect to the election of Directors will be elected Directors of the Company. The Board of Directors recommends a vote “FOR” the election of all nominees.

PROPOSAL 2—RATIFY APPOINTMENT OF INDEPENDENT AUDITOR

At the Annual Meeting Stockholders also will be asked to ratify the Board of Directors’ appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2003. The appointment of the Company’s independent auditor is submitted for ratification by the Stockholders. Although Stockholder approval is not required, if the Stockholders do not ratify the appointment, the Board of Directors will reconsider the matter.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions presented by Stockholders.

In recommending ratification of the appointment of Deloitte & Touche LLP to be the Company’s independent auditor for 2003, the Audit Committee and the Board of Directors considered whether provision of the services by Deloitte & Touche LLP described below under the headings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining Deloitte & Touche LLP independence from the Company and its management.

Audit Fees

Deloitte & Touche LLP billed the Company approximately $156,000 in fees for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Form 10-Q reports filed with the SEC during that year.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche LLP did not perform any professional services for the Company during the year ended December 31, 2002, either directly or indirectly, in connection with the operation, or supervising the operation, of the Company’s information system or managing the Company’s local area network, or designing or implementing a hardware or software system that aggregates source data underlying the Company’s financial statements or that generates information that is significant to the Company’s financial statements taken as a whole. Accordingly, no fees were paid to Deloitte & Touche LLP during 2002 for these types of services.

All Other Fees

Deloitte & Touche LLP billed the Company an aggregate of approximately $118,000 in fees for all other services rendered during the year ended December 31, 2002. These additional services consisted primarily of tax consulting services and preparation of tax returns.

Stockholder ratification of the appointment of the Company’s independent auditor for 2003 requires the affirmative vote of the owners of a majority of the shares of Common Stock present in person or represented by Proxy at the Annual Meeting with respect to ratification of the appointment. The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2003.

III. INFORMATION ABOUT THE COMPANY, DIRECTORS AND

EXECUTIVE OFFICERS

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

The Board of Directors met four times in person and two additional times by telephone in 2002. All nominees for director served on the Board of Directors throughout 2002. In 2002 there were two committees of the Board, an Executive and Compensation Committee and an Audit Committee.

The principal function of the Executive and Compensation Committee was to exercise certain limited powers of the Board of Directors, determine the compensation of the Chief Executive Officer and President, grant discretionary bonuses and recommend to the Board amendment and adoption of various Company policies with respect to compensation. The Audit Committee provides independent, objective oversight of management’s preparation of the Company’s financial statements and the audit of those statements by the Company’s independent auditor. (Additional duties of each Committee are described in their respective reports in this Proxy Statement.)

During 2002 each Director participated in all meetings or actions by consent of the Board of Directors, and of each committee on which the Director sat, during the term he was a director.

COMPENSATION OF DIRECTORS

In May 2002 the Executive and Compensation Committee recommended and the Board of Directors adopted a revised Director compensation plan. Directors who are not Company Associates received an annual retainer of $3,000 paid quarterly, plus $500 for attendance at each Board committee meeting and an additional $250 for attendance at each meeting of a Board committee which they chair. Each Director who is not a Company Associate also received options pursuant to the Company’s 2000 Stock Option Plan to purchase 10,000 shares of Common Stock at the New York Stock Exchange closing price on the day of the Stockholders’ meeting during which the individual was elected or reelected as a Company Director.

Effective April 1, 2003, and in lieu of any other compensation for service as a Company Director, each Director who is not a Company Associate will receive an annual retainer of $24,000 to be paid quarterly. In addition, each Director who is not a Company Associate will receive a fee of $1,500 for attendance at each meeting of a Board Committee of which that Director is a member, and an additional fee of $5,000 annually, to be paid quarterly, for serving as Chair of a Board Committee and $10,000 annually for serving as Chairman of the Board.

EXECUTIVE OFFICERS

The individuals identified below are the executive officers of the Company. The Chief Executive Officer and President and the Secretary normally are appointed annually by the Board of Directors and serve at the pleasure of the Board. Other executive officers normally are appointed annually by the Chief Executive Officer and President and serve at the pleasure of the Chief Executive Officer and President.

J. Michael Gottschalk, 58	Chief Legal Officer, General Counsel and Secretary of the Company. Prior to joining the Company in August 1998 Mr. Gottschalk was engaged in the private practice of law as a partner in Kutak Rock.

John E. Martin, 56	Chief Executive Officer and President of the Company since December 1999. (Mr. Martin’s business experience prior to joining the Company is summarized above under “Proposal 1—Election of Directors.”)

Gary N. Thompson, 60

Chief Financial Officer since joining the Company in April 2003. Prior to joining the Company Mr. Thompson had served as Financial Vice President and in various other senior financial positions with America First Companies, an Omaha, Nebraska-based investment banking firm, and its affiliates since 1989.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth for each of the three years ended December 31, 2002, the compensation paid by the Company to its Chief Executive Officer and President and the four most highly compensated executive officers receiving total compensation in excess of $100,000 annually, who were serving in such positions as of December 31, 2002:

Summary Compensation Table
	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards $	Securities Underlying Options/ SARs #	All Other Compensation(2)
John E. Martin(3) Chief Executive Officer and President	2002 2001 2000	$250,000 250,000 250,000	$17,716 120,000 0	$0 0 0	0 0 200,000	$11,000 18,500 31,301

J. Michael Gottschalk Chief Legal Officer, General Counsel and Secretary	2002 2001 2000	$184,000 184,000 184,000	$10,865 70,000 0	$0 0 0	0 0 100,000	$9,955 12,700 9,200

Dwayne D. Hallman(4) Chief Financial Officer and Treasurer	2002 2001 2000	$168,000 166,000 52,205	$9,448 70,000 35,000	$0 0 0	10,000 0 50,000	$9,049 11,800 15,631

C. E. “Duffy” Boyle(5) Chief Information Officer	2002 2001 2000	$168,000 166,000 120,000	$9,448 40,000 0	$0 0 0	10,000 0 50,000	$8,979 10,300 6,000

Dennis G. Daggett(6) Chief Marketing Officer	2002 2001	$185,000 110,192	$10,269 0	$0 0	0 0	$3,745 0

(1)	Reflects amounts paid as incentive compensation to executives of the Company and its subsidiaries.
(2)	Except as noted with respect to Mr. Martin, Mr. Hallman and Mr. Daggett, these amounts reflect the Company’s contribution on behalf of such persons to the Company’s Defined Contribution Plan and Deferred Compensation Plan.
(3)	The amount shown in the All Other Compensation column for 2000 also includes $21,301 in reimbursement for moving and temporary living expenses.
(4)	Mr. Hallman joined the Company in September 2000. The amount shown in the All Other Compensation column for 2000 includes $13,161 in reimbursement for moving expenses. Mr. Hallman resigned from all positions with the Company and its affiliates effective January 21, 2003.
(5)	Mr. Boyle joined the Company in April 2000.
(6)	Mr. Daggett joined the Company in June 2001.

Stock Options and Stock Appreciation Rights

Options/SAR Grants in Last Fiscal Year

The following table sets forth certain information relating to options granted during 2002 to executive officers of the Company whose compensation is reported in the Summary Compensation Table:

					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)
C. E. “Duffy” Boyle	10,000	6.6%	5.08	01/28/12	31,948	80,962
Dwayne D. Hallman	10,000	6.6%	5.08	01/28/12	31,948	80,962

(1)	The number of options shown in this column is the aggregate number awarded pursuant to the Company’s 2000 Stock Option Plan and a Stock Option Agreement for each listed optionee. Pursuant to these agreements, twenty percent (20%) of the aggregate options awarded vest upon the anniversary of each full year of continuous service completed after March 31, 2002. All remaining options become vested, however, if the optionee’s continuous service is terminated due to the optionee’s death or disability, within twelve (12) months following a change of control, or as a result of the Company eliminating the position held by the optionee.
(2)	The dollar amounts set forth under these columns are the result of calculations at assumed annual rates of Common Stock price appreciation of 5% and 10% from the respective dates of the grant to the respective expiration dates of the options. These assumptions are not intended to forecast future price appreciation of the Company’s Common Stock. The Company’s stock price may increase or decrease in value over the time period set forth above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information concerning options exercised during 2002, and the number and value of unexercised options at the end of 2002, for executive officers of the Company whose compensation is reported in the summary compensation table:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value* of Unexercised In-the-Money Options by FY-End Exercisable/Unexercisable
John E. Martin Chief Executive Officer and President	0	0	200,000 0	Exercisable Options Unexercisable Options	$0 0

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value* of Unexercised In-the-Money Options by FY-End Exercisable/Unexercisable
J. Michael Gottschalk Chief Legal Officer, General Counsel and Secretary	0	0	75,000 60,000	Exercisable Options Unexercisable Options	0 0

Dwayne D. Hallman Chief Financial Officer and Treasurer	0	0	20,000 40,000	Exercisable Options Unexercisable Options	0 0

C. E. “Duffy” Boyle Chief Information Officer	0	0	20,000 40,000	Exercisable Options Unexercisable Options	0

*	Calculated as the difference between the option exercise price and the closing price per share on the OTC bulletin board on December 31, 2002.

Employment Contracts and Termination of Employment Agreements

Effective April 22, 2003 the Company entered into a new agreement with John E. Martin continuing his employment as Chief Executive Officer and President of the Company and of each of its subsidiaries until December 31, 2004, unless terminated by the Company for cause or by Mr. Martin for good reason. If the Company gives at least 45 days’ notice of its intention to continue Mr. Martin’s employment after December 31, 2004, his employment will continue after January 1, 2005, but may be terminated upon 30 days’ prior written notice.

Mr. Martin’s base annual salary remains unchanged at $250,000, and he remains eligible for all plans providing general benefits for Company Associates. Mr. Martin has been allocated thirty-five percent (35%) of any incentive bonus pool that may become available under a Company incentive bonus plan in which all officers and Associates of the Company, Acceptance Insurance Company or both participate. If the Company terminates his employment prior to December 31, 2004 for any reason other than cause, or he terminates his employment for good reason, Mr. Martin is entitled to receive the greater of his base annual salary from the date of such termination through December 31, 2004 or an amount equal to eight (8) months of his base annual salary. In addition, the Company has agreed to provide a trust arrangement or a letter of credit to initially secure $315,000 of its obligations under Mr. Martin’s 2003 employment agreement, which amount will be reduced as the Company’s unfulfilled obligations decrease to a minimum secured amount equal to eight (8) months of Mr. Martin’s base annual salary.

Effective April 22, 2003 the Company entered into an employment agreement with Gary N. Thompson to serve as Chief Financial Officer of the Company and each of its subsidiaries for an employment period that continues until December 31, 2004 unless terminated by the Company for cause or by Mr. Thompson for good reason. If the Company gives at least 45 days’ notice of its intention to continue Mr. Thompson’s employment after December 31,

2004, his employment will continue after January 1, 2005 but may be terminated upon 30 days’ prior written notice.

Mr. Thompson’s base annual salary is $155,000, and he is eligible for all plans providing general benefits for Company Associates. Mr. Thompson has been allocated no less than fifteen percent (15%) of any incentive bonus pool that may become available under a Company incentive bonus plan in which all officers and Associates of the Company, Acceptance Insurance Company or both participate. If the Company terminates his employment prior to December 31, 2004 for any reason other than cause, or he terminates his employment for good reason, Mr. Thompson is entitled to receive the greater of his base annual salary from the date of such termination through December 31, 2004 or an amount equal to six (6) months of his base annual salary. In addition, the Company has agreed to provide a trust arrangement or a letter of credit to initially secure $175,000 of its obligations under the employment agreement, which amount will be reduced as the Company’s unfulfilled obligations decrease to a minimum secured amount equal to six (6) months of Mr. Thompson’s base annual salary.

J. Michael Gottschalk, Chief Legal Officer, General Counsel and Secretary of the Company, is employed under an employment agreement dated August 1, 1998. He has resigned from the Company effective May 2, 2003 and no severance or similar payments are due to Mr. Gottschalk by reason of his resignation.

Executive and Compensation Committee Report

The Executive Committee and the Compensation Committee (the “Committee”) of the Board was comprised of the three Directors named below. The Committee determined the compensation of the Chief Executive Officer and President and options to be granted under the Company’s 2000 Stock Option Plan. The Committee also was authorized to award bonus amounts on a discretionary basis based upon its assessment of an individual executive’s performance and the overall performance of the Company with respect to factors the Committee deemed appropriate to increase stockowner value. In addition, the Committee could recommend to the Board of Directors adoption of new compensation plans or modification of existing compensation plans for Company Associates and Directors. During 2002, the Committee met once in person and three additional times by telephone.

In 2002 the Committee recommended Directors who are not Company Associates receive an annual retainer of $3,000 to be paid quarterly, plus $500 for attendance at each Board committee meeting and an additional $250 for attendance at each meeting of a Board committee which they chair. The Committee also recommended each Director who is not a Company Associate receive options pursuant to the Company’s 2000 Stock Option Plan to purchase 10,000 shares of Common Stock at the New York Stock Exchange closing price on the day of each Stockholders’ meeting during which the director is elected or reelected. The Board of Directors adopted both of these recommendations.

In 2003 the Committee recommended that, in lieu of any other compensation for service as a Company Director, each Director who is not a Company Associate receive an annual retainer of $24,000 to be paid quarterly. In addition, the Committee recommended each Director who is not a Company Associate receive a fee of $1,500 for attendance at each meeting of a Board Committee of which that Director is a member, and an additional fee of $5,000 annually, to be paid quarterly, for serving as Chair of a Board Committee and $10,000 annually for serving as Chairman of the Board. The Board adopted these recommendations to be effective as of April 1, 2003.

During 2002 the Executive and Compensation Committee determined compensation of the Company’s Chief Executive Officer and President, other executive officers and key Associates should continue to be composed of salary and incentive cash bonuses, with the salary portion being competitive in the marketplace for comparable positions but not the principal vehicle for rewarding high-level performance, and salary increases largely reflecting inflation and increased responsibility.

The base salary of the Company’s Chief Executive Officer and President was negotiated when Mr. Martin joined the Company as Chief Executive Officer and President in December 1999 and reflected a number of factors, including his previous salary level and salary levels generally for chief executives of public insurance companies comparable to the Company. In 2002 Mr. Martin’s salary was not increased and no stock options were awarded to him.

In 2003 the Committee recommended creation of an incentive bonus plan providing for the allocation of an incentive bonus pool among all persons who are officers or Associates of the Company, Acceptance Insurance Company or both. The incentive bonus pool is to be an amount that could range from zero to $18,950,000 depending on whether and to what extent the performance-related goals set forth in the plan are achieved. These goals are based on specified objective criteria related to the achievement of the Company’s business strategy. Under the Committee’s recommendation, the Company’s Board of Directors or other Committee authorized by the Board for that purpose, are responsible for interpreting and administering the incentive bonus plan. In April 2003 the Company’s Board of Directors approved the Committee’s recommendations and directed the incentive bonus plan proposed by the Committee be implemented.

In order to retain Associates necessary to implement the Company’s business plan and maximize the financial performance of the Company and Acceptance Insurance Company to the material benefit of all policyholders, creditors, stockholders and others, the Committee also recommended, after evaluation of various alternatives, that the Company guarantee the performance by Acceptance Insurance Company of its retention bonus obligations under retention agreements previously entered into with those Associates and performance of specified obligations under the employment agreements of Mr. Martin and Mr. Thompson, and establish and fund an appropriate trust to assure the performance of these obligations, or take a combination of those and other actions in the best interest of all Company creditors and stockholders. The Board of Directors approved this recommendation in April 2003 and directed management to present to the Company’s Executive and Compensation Committee for consideration such guarantees, trust agreements or other necessary and appropriate documents.

The Company has not adopted a policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code. The Committee deems it unnecessary at this time to adopt such a policy, as it does not consider it imminent that annual compensation to any executive officer will exceed $1 million.

Michael R. McCarthy, Chairman

Edward W. Elliott, Jr.

Richard L. Weill

Audit Committee Report

In 2002 the Audit Committee of the Board of Directors (Audit Committee) was comprised of Directors Edleman, Richards and Valassis, each of whom is an independent director as defined by New York Stock Exchange rules. The Audit Committee operates under a written charter approved by the Board of Directors. During 2002, the Audit Committee met four times in person and four additional times by telephone.

The Company’s management is responsible for preparing the Company’s financial statements. Deloitte & Touche LLP, the Company’s independent auditor for 2002, was responsible for conducting an independent audit of the Company’s annual financial statements and issuing a report on the results of its audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee met with the Company’s internal auditors and Deloitte & Touche LLP with and without management present to discuss the overall scope and plans for their respective audits, the results of their examinations and their evaluations of the Company’s internal controls and the overall quality of the company’s financial reporting. In addition, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and Deloitte & Touche LLP.

The Audit Committee’s discussions with Deloitte & Touche LLP included matters that Statement on Auditing Standard No. 61 (Communications with Audit Committees) requires the Company to discuss with its independent auditor. Deloitte & Touche LLP provided to the Audit Committee the written disclosures required by Independence Standards Board Standards No. 1 and discussed with the Audit Committee its independence from the Company and the Company’s management, including the matters in those written disclosures.

In reliance upon the reviews and discussions referred to above, the Audit Committee concluded Deloitte & Touche LLP is independent from the Company and the Company’s management, and recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2002 be included in the Company’s annual report on Form 10-K to be filed with the Securities and Exchange Commission. The Audit Committee further recommended that Deloitte & Touche LLP be appointed independent auditor for the Company for 2003.

R. L. Richards, Chairman

Myron L. Edleman

Doug T. Valassis

STOCK PERFORMANCE GRAPHS

The following graph compares the performance of the Company’s Common Stock during the past five years to the Value Line Property and Casualty Insurance Group and the Russell 2000 Index:

Comparison of Five-Year Cumulative Total Return*

Acceptance Insurance Companies Inc., Russell 2000 Index and

Value Line Insurance: Prop/Cas Index

(Performance Results Through 12/31/02)

Assumes $100 invested at the close of trading in Acceptance Insurance Companies common stock, Russell 2000 Index, and Insurance: Property/Casualty.

*Cumulative total return assumes reinvestment of dividends.

(Source: Value Line, Inc. Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or commissions contained herein.)

	1997	1998	1999	2000	2001	2002
Acceptance Insurance Companies Inc.	100.00	83.72	23.77	21.71	21.04	0.10
Russell 2000 Index	100.00	97.27	114.62	110.15	111.28	87.27
Insurance: Property/Casualty	100.00	101.52	84.77	117.42	122.16	126.49

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon the Company’s review of Forms 3, 4 and 5, and amendments thereto, furnished during or with respect to the Company’s 2002 fiscal year, no persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), with respect to the Company, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the Company’s 2002 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Doug T. Valassis, a director of the Company, is one of two individuals controlling Brisbane Corporation, the Manager of VELP II, and a principal stockholder of the Company.

The Company made payments during the fiscal year ended December 31, 2002 totaling approximately $197,000 to McCarthy Group Asset Management, a wholly owned subsidiary of McCarthy Group, Inc., to provide investment-related services. Michael R. McCarthy, Chairman and a director of the Company, is Chairman and the controlling stockholder of McCarthy Group, Inc.

By virtue of the foregoing positions, relationships and interests, the persons named above may have an indirect material interest in transactions and business relationships between the Company and its subsidiaries and such persons or their affiliates.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table provides information as of April 30, 2003 with respect to beneficial ownership of the Company’s Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

	Sole Ownership			Shared Ownership			Total Ownership
Name and Address of Beneficial Owner	Number of Shares(1)		Percent of Class	Number of Shares(1)		Percent of Class	Number of Shares(1)	Percent of Class
VELP 2, L.L.C.(2) Doug T. Valassis D. Craig Valassis George F. Valassis Edward W. Elliott, Jr. Suite 270 Woodward Avenue Bloomfield Hills, MI 48304	267,944	(3)	1.9%	2,172,315	(4)	15.0%	2,440,259	16.9%
Michael R. McCarthy McCarthy Group, Inc. Suite 450, One Pacific Place 1125 South 103rd Street Omaha, NE 68124	230,500	(5)	1.6%	1,799,420	(6)	12.5%	2,029,920	14.1%
Bedford Oak Partners, L.P.(7) Bedford Oak Advisors, LLC Harvey P. Eisen 100 South Bedford Road Mt. Kisco, NY 10549	0		0%	2,603,500		18.3%	2,603,500	18.3%
Dimensional Fund Advisors Inc. (8) 11th Floor 1299 Ocean Avenue Santa Monica, CA 90401	1,063,113		7.5%	0		0%	1,063,113	7.5%

(1)	The column sets forth shares of Common Stock which are deemed to be “beneficially owned” pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. For purposes of calculating the percentage of Common Stock beneficially owned by any beneficial owner, but only as to such owner, the shares of Common Stock issuable to such person under stock options or warrants exercisable within 60 days are considered outstanding and added to the shares of Common Stock actually outstanding.
(2)	Based upon Amendment No. 5 to a Schedule 13D dated March 21, 2000 and a subsequent Form 5 filed with the Securities and Exchange Commission jointly by VELP 2, L.L.C., Doug T. Valassis, David C. Valassis, George F. Valassis and Edward W. Elliott, Jr. Doug T. Valassis and Edward W. Elliott, Jr. also are directors of the Company.
(3)	Doug T. Valassis directly owns 240,444 shares of Common Stock, and immediately exercisable options to purchase 27,500 shares of Common Stock.
(4)	Includes 1,680,345 shares of Common Stock held by VELP 2, L.L.C. and managed by Brisbane Corporation, which is owned and controlled by Doug T. Valassis and D. Craig Valassis, 106,559 shares of Common Stock owned by David C. Valassis, 214,500 shares of Common Stock owned, and immediately exercisable options to purchase 30,500 shares of Common Stock held, by Edward W. Elliott, Jr., and 140,411 shares of Common Stock owned by George F. Valassis.
(5)	Includes immediately exercisable options to purchase 230,500 shares of Common Stock.
(6)	Based on Schedule 13D dated August 15, 2001 and filed with the Securities and Exchange Commission jointly by McCarthy Group, Inc. and Michael R. McCarthy and Forms 4 subsequently filed with the Securities and Exchange Commission. Includes 800 shares of Common Stock held in a discretionary investment account by McCarthy Group Asset Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, 82,782 shares of Common Stock owned by McCarthy & Co. and the McCarthy & Co. 401(k) Plan and 1,715,838 shares of Common Stock owned by McCarthy Group, Inc. Michael R. McCarthy, the Chairman, Chief Executive Officer and a director of McCarthy Group, Inc., also currently is a director of the Company.

(7)	Based on Schedule 13G dated February 11, 2003 and filed with the Securities and Exchange Commission on behalf of Bedford Oak Partners, L.P. (“BOP”), Bedford Oak Advisors, LLC (“BOA”) in its capacity as investment manager of BOP and Harvey Eisen in his capacity as managing member of BOA.
(8)	Based on a Schedule 13G dated February 3, 2003 and filed with the Securities and Exchange Commission on behalf of Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional Fund Advisors Inc. disclaims beneficial ownership of the securities reported.

Management

The following table provides information as of April 30, 2003, with respect to beneficial ownership of the Common Stock by each director and named executive officer of the Company, individually, and by all directors and executive officers of the Company as a group:

	Common Stock
	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Myron L. Edleman(3)	20,000	*
Edward W. Elliott, Jr.(4)	245,000	1.7%
J. Michael Gottschalk(5)	99,952	*
John E. Martin(6)	210,000	1.5%
Michael R. McCarthy(7)	2,029,920	14.1%
R. L. Richards(8)	83,234	*
Gary N. Thompson	0	0
Doug T. Valassis(9)	2,440,259	16.9%
Richard L. Weill(10)	27,000	*
All directors and officers as a group (9 persons)	4,910,365	33.0%

*	Less than one percent.
(1)	The column sets forth shares of Common Stock which are deemed to be “beneficially owned” pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Each of the persons in the table has sole voting and investment power with respect to all shares beneficially owned by him or her, except as described in the following footnotes.
(2)	For purposes of calculating the percentage of Common Stock beneficially owned by any beneficial owner, but only as to such owner, the shares of Common Stock issuable to such person under stock options or warrants exercisable within 60 days are considered outstanding and added to the shares of Common Stock actually outstanding.
(3)	Includes immediately exercisable options to purchase 20,000 shares of Common Stock.
(4)	See Notes (2), (3) and (4) under “Security Ownership of Certain Beneficial Owners and Management—Principal Stockholders.” Includes immediately exercisable options to purchase 30,500 shares of Common Stock.
(5)	Includes immediately exercisable options to purchase 95,000 shares of Common Stock.
(6)	Includes immediately exercisable options to purchase 200,000 shares of Common Stock.
(7)	See Notes (5) and (6) under “Security Ownership of Certain Beneficial Owners and Management—Principal Stockholders.”

(8)	Includes immediately exercisable options to purchase 30,500 shares of Common Stock.
(9)	See Notes (2), (3) and (4) under “Security Ownership of Certain Beneficial Owners and Management—Principal Stockholders.”
(10)	Includes immediately exercisable options to purchase 20,000 shares of Common Stock.

IV. OTHER MATTERS

Other Business

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any matters to be presented at the Annual Meeting other than those specifically set forth herein. However, if other proper matters should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed Proxy intend to vote the shares represented by all Proxies held by them in accordance with their best judgment.

Submission of Stockholder Proposals

Any proposal which a owner of Common Stock intends to present at next year’s Annual Meeting of Stockholders must be received by the Secretary of the Company at the address appearing in “Annual Report and Form 10-K,” below, no later than January 13, 2004, in order to be included in the Proxy Statement and the form of Proxy relating to that meeting.

The Proxy for the 2004 Annual Meeting of Stockholders will confer on the Proxy holders discretionary authority to vote on any matter proposed by any Stockholder for consideration at the meeting. The Proxy Statement for the 2004 Annual Meeting will state how the Proxy holders will vote with respect to any matter proposed by a Stockholder if the Company receives written notice of the proposal from the proponent on or before March 29, 2004. The notice must be submitted in writing and mailed by certified mail to the Company Secretary at the Company’s principal executive office.

Annual Report and Form 10-K

The Company’s Annual Report, including financial statements, is being mailed as an Appendix to this Proxy Statement to all Stockholders entitled to vote at the Annual Meeting. Such Annual Report is not to be considered, however, part of this Proxy solicitation material. Any Stockholder who wishes to receive a copy of the Form 10-K filed by the Company with the Securities and Exchange Commission may obtain a copy without charge by writing to the Company. Requests should be directed to the Secretary at the Company’s principal executive office which is Suite 1600, 300 West Broadway, Council Bluffs, Iowa 51503.

Complete, Sign, Date and Return Proxy

Stockholders are urged to complete, sign and date the enclosed Proxy and return it as promptly as possible in the envelope enclosed for that purpose. The Proxy does not affect the right to vote in person at the Annual Meeting.

By Order of the Board of Directors,

J. MICHAEL GOTTSCHALK, Secretary

Council Bluffs, Iowa

April 30, 2003

APPENDIX A

ANNUAL REPORT TO STOCKHOLDERS OF ACCEPTANCE INSURANCE COMPANIES INC.

The information in this Appendix A constitutes the annual report to stockholders that is required by Securities Exchange Commission Rule 14a-3. The Company is sending you the annual report in this format this year instead of the “glossy” annual report you received in prior years in order to reduce costs. You will not receive a “glossy” annual report for the fiscal year ended December 31, 2002. The annual report consists of the following:

INDEPENDENT AUDITORS’ REPORT AND FINANCIAL INFORMATION

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

of Acceptance Insurance Companies Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Acceptance Insurance Companies Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements as of and for the year ended December 31, 2002 present fairly, in all material respects, the financial position of Acceptance Insurance Companies Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements as of and for the year ended December 31, 2002 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Nebraska Department of Insurance imposes risk-based capital requirements on insurance entities, including the Company. At December 31, 2002, the Company’s total adjusted capital is at the mandatory action level based on the risk-based capital calculation required by the Nebraska Department of Insurance. Failure to meet the capital requirements has exposed the Company to regulatory sanctions that include restrictions on operations and growth, and placing the Company under an order of regulatory control. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors, one of which is regulatory action. Management’s plans in regard to these matters are described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, the Company changed it method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002.

/s/    DELOITTE & TOUCHE LLP

March 31, 2003

ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (dollars in thousands except share data)

DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost of $4,381)	$—	$4,476
Short-term and other investments, at cost, which approximates market	3,081	7,202
Real estate	14	14
Restricted short-term investments, at cost, which approximates market (Note 1)	—	27,860

	3,095	39,552
Cash	22	77
Receivables, net (Note 3)	—	253
Property and equipment, net of accumulated depreciation of $1,526 and $1,249	1,089	1,362
Other assets	3,359	4,591
Deferred income tax (Note 4)	—	33,711

	7,565	79,546

Discontinued operations:
Investments:
Fixed maturities available-for-sale, at fair value (Note 13)	114,699	86,500
Marketable equity securities available-for-sale, at fair value (Note 13)	7,339	5,126
Real estate	3,026	3,041
Short-term investments, at cost, which approximates market	11,323	78,146

	136,387	172,813
Cash	5,622	11,382
Receivables, net (Note 14)	81,537	182,000
Reinsurance recoverable on unpaid losses and loss adjustment expenses	169,257	428,848
Prepaid reinsurance premiums	166	22,481
Property and equipment, net of accumulated depreciation	3,003	15,313
Excess of cost over acquired net assets	—	31,310
Other assets	55	16,139

Discontinued operations	396,027	880,286

	$403,592	$959,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$3,166	$952
Company-obligated mandatorily redeemable Preferred Securities of AICI Capital Trust, holding solely Junior Subordinated Debentures of the Company (Notes 2 and 5)	94,875	94,875

	98,041	95,827

Discontinued operations:
Losses and loss adjustment expenses (Note 15)	295,121	597,392
Unearned premiums	232	23,740
Amounts payable to reinsurers	205	22,393
Accounts payable and accrued liabilities	63,857	62,576

Discontinued operations	359,415	706,101

Total liabilities	457,456	801,928

Common stock subject to redemption (Note 6)	—	2,629

Commitments and contingencies (Notes 10 and 19)

Stockholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $.40 par value, 40,000,000 shares authorized; 15,685,473 and 15,663,503 shares issued	6,274	6,265
Capital in excess of par value	199,660	199,600
Accumulated other comprehensive income (loss), net of tax	705	(1,009)
Accumulated deficit	(230,305)	(20,676)
Common stock subject to redemption (Note 6)	—	(2,629)
Treasury stock, at cost, 1,463,591 and 1,209,520 shares	(29,969)	(26,047)
Contingent stock, 20,396 shares	(229)	(229)

Total stockholders’ equity	(53,864)	155,275

	$403,592	$959,832

The accompanying notes are an integral part of the consolidated financial statements.

ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
Revenues:
Net investment income	$587	$1,940	$2,386
Net realized capital gains	—	545	—

	587	2,485	2,386

Costs and expenses:
General and administrative expenses	1,433	1,061	1,919

Operating income (loss)	(846)	1,424	467

Interest expense	(8,688)	(8,682)	(8,677)

Loss before income taxes and discontinued operations	(9,534)	(7,258)	(8,210)
Income tax expense (benefit) (Note 4):
Current	(434)	—	(3,026)
Deferred	(2,903)	(2,540)	93
Change in valuation allowance	9,330	—	—

	5,993	(2,540)	(2,933)

Loss from continuing operations	(15,527)	(4,718)	(5,277)
Loss from discontinued operations, net of tax	(194,191)	(4,351)	(23,572)

Net loss	$(209,718)	$(9,069)	$(28,849)

Loss per share (Note 8):
Basic and diluted
Loss from continuing operations	$(1.08)	$(0.33)	$(0.37)
Loss from discontinued operations	(13.56)	(0.30)	(1.65)
Net loss	(14.65)	(0.63)	(2.02)

The accompanying notes are an integral part of the consolidated financial statements.

ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (in thousands)

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Common Shares Issued	Common Stock	Capital in Excess of Par Value	Accumulated Other Comprehensive Income/(Loss), Net of Tax	Retained Earnings (Accumulated Deficit)	Common Stock Subject to Redemption	Treasury Stock	Contingent Stock	Total Stockholders’ Equity
Balance at January 1, 2000	15,494	$6,198	$198,932	$(12,568)	$17,212	$(2,540)	$(26,047)	$(229)	$180,958
Net loss	—	—	—	—	(28,849)	—	—	—	(28,849)
Change in unrealized gains (losses) on available-for-sale securities, net of income taxes of $(4,417) (Note 9)	—	—	—	8,203	—	—	—	—	8,203

Total comprehensive income									(20,646)

Issuance of common stock under employee benefit plans	54	21	180	—	—	—	—	—	201
Common stock subject to redemption	—	—	—	—	16	(48)	—	—	(32)

Balance at December 31, 2000	15,548	6,219	199,112	(4,365)	(11,621)	(2,588)	(26,047)	(229)	160,481
Net loss	—	—	—	—	(9,069)	—	—	—	(9,069)
Change in unrealized gains (losses) on available-for-sale securities, net of income taxes of $(1,807) (Note 9)	—	—	—	3,356	—	—	—	—	3,356

Total comprehensive income									(5,713)

Issuance of common stock under employee benefit plans	116	46	488	—	—	—	—	—	534
Common stock subject to redemption	—	—	—	—	14	(41)	—	—	(27)

Balance at December 31, 2001	15,664	6,265	199,600	(1,009)	(20,676)	(2,629)	(26,047)	(229)	155,275
Net loss	—	—	—	—	(209,718)	—	—	—	(209,718)
Change in unrealized gains (losses) on available-for-sale securities, net of income taxes of $(543) (Note 9)	—	—	—	1,714	—	—	—	—	1,714

Total comprehensive income									(208,004)

Issuance of common stock under employee benefit plans	21	9	60	—	—	—	—	—	69
Common stock subject to redemption	—	—	—	—	89	2,629	(3,922)	—	(1,204)

Balance at December 31, 2002	15,685	$6,274	$199,660	$705	$(230,305)	$—	$(29,969)	$(229)	$(53,864)

The accompanying notes are an integral part of the consolidated financial statements.

ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
Cash flows from operating activities:
Net loss	$(209,718)	$(9,069)	$(28,849)
Adjustments to reconcile net loss to net cash from operating activities:
Deferred tax expense (benefit)	6,427	(2,540)	93
Realized capital gains	—	(545)	—
Discontinued operations	166,989	26,859	30,400
Net changes in assets and liabilities:
Receivables	253	401	1,295
Income tax receivable	—	—	1,927
Accounts payable and accrued liabilities	2,214	(468)	604
Other, net	1,505	(729)	726

Net cash from operating activities	(32,330)	13,909	6,196

Cash flows from investing activities:
Proceeds from sales of investments available-for-sale	—	8,162	—
Proceeds from maturities of investments available-for-sale	4,388	—	—
Proceeds from sale of subsidiaries, net of cash sold	—	10,188	—
Purchases of investments available-for-sale	—	(8,516)	—
Purchases of short-term investments	—	—	(3,960)
Change in restricted short-term investments	27,860	5,190	(1,700)
Cash paid in acquisition	—	(27,400)	—

Net cash from investing activities	32,248	(12,376)	(5,660)

Cash flows from financing activities:
Redemption of common stock	(4,163)	—	—
Proceeds from issuance of common stock	69	534	201

Net cash from financing activities	(4,094)	534	201

Net increase (decrease) in cash and short-term investments	(4,176)	2,067	737

Cash and short-term investments at beginning of year	7,279	5,212	4,475

Cash and short-term investments at end of year	$3,103	$7,279	$5,212

The accompanying notes are an integral part of the consolidated financial statements.

ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Columnar Amounts in Thousands Except Per Share Data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Operations—Acceptance Insurance Companies Inc. and subsidiaries (the “Company”) historically has been an agricultural risk management company providing comprehensive insurance products (“Agricultural Segment”) and a provider of property and casualty insurance (“Property and Casualty Segment”). Due to the financial condition of the Company and regulatory restrictions placed on the Company in the fourth quarter of 2002, the Company neither intends nor has the ability to continue its operations in the Agricultural Segment or the Property and Casualty Segment. As such, all operations in these segments have been presented as discontinued operations. Assets and liabilities have been reflected separately as discontinued operations on the consolidated balance sheets.

The Company’s results may be influenced by factors which are largely beyond the Company’s control. Important among such factors are changes in state and federal regulations, changes in the reinsurance market, including the ability and willingness of reinsurers to pay claims, changes in tax laws, financial market performance, changes in federal policies or court decisions affecting coverages, changes in the rate of inflation, interest rates and general economic conditions.

Principles of Consolidation—The Company’s consolidated financial statements include the accounts of its majority-owned subsidiaries. All significant intercompany transactions have been eliminated. American Growers Insurance Company (“AGIC”), the Company’s subsidiary previously conducting insurance operations within the Agricultural Segment, was placed into rehabilitation by the District Court of Lancaster County, Nebraska on December 20, 2002. Effective as of December 20, 2002, AGIC and its subsidiaries ceased to be under the control of the Company and are not included as consolidated subsidiaries of the Company after that date. As the Company’s equity interest in AGIC and its subsidiaries is negative, the Company has reflected its investment in AGIC and its subsidiaries at fair market value of zero as the Company is no longer responsible for AGIC’s net liabilities.

Going Concern—The Company’s only consolidated insurance subsidiary at December 31, 2002, Acceptance Insurance Company (“AIC”), is regulated by the Nebraska Department of Insurance (“NEDOI”). As discussed in Note 17, AIC is currently under supervision by the NEDOI. AIC reported total statutory policyholders’ deficit of approximately $75.0 million at December 31, 2002. The Company’s statutory equity was significantly impacted by the non-admission of pledged investments totaling approximately $89.9 million, under statutory accounting principles. The NEDOI Director (“Director”) currently has the authority to increase regulatory control of AIC by requesting an appropriate court to enter an Order of Rehabilitation or an Order of Liquidation, with or without a change in the financial condition of AIC. The Company believes increased regulatory control of AIC would have a significant negative impact on the Company.

Additionally, there is significant uncertainty as to whether AIC will be able to meet its future cash flow needs. A major portion of AIC’s investments are pledged (See Note 19) and AIC’s ability to meet its cash flow needs will be highly dependent upon AIC’s ability to get significant amounts of pledged funds released. Additionally, AIC’s cash flows are significantly impacted by any changes in the expected payout of insurance losses and loss adjustment expenses (See Note 15). AIC’s ability to meet its cash flow needs is also dependent upon the timely recovery of reinsurance balances, including the favorable resolution of balances currently in dispute (See Note 10). While based upon current expectations AIC would likely have the ability to meet its cash flow needs through December 31, 2003, there can be no assurances considering the significant uncertainties that exist.

There is also significant uncertainty as to whether Acceptance Insurance Companies Inc. (“AICI”) will be able to meet its cash flow needs. AICI has deferred interest payments on its Trust Preferred Securities, as permitted by the trust agreement and indenture (See Note 5), and has disputed or denied payments of certain other liabilities and commitments. While based upon current expectations AICI would likely have the ability to meet its cash flow needs through December 31, 2003, there can be no assurances considering the significant uncertainties that exist.

Insurance Accounting—The Company wrote multi-peril crop insurance (“MPCI”) and crop revenue coverage (“CRC”) pursuant to terms established by the Federal Risk Management Agency (“RMA”). As used herein, the term MPCI includes CRC. The Company issued and administered MPCI policies, for which it received administrative fees, and the Company participated in a profit sharing arrangement in which it received from the government a portion of the aggregate profit, or paid a portion of the aggregate loss, with respect to the business it wrote. The Company’s share of profit or loss from its MPCI business is determined after the crop season ends on the basis of a profit sharing formula established by law and the Risk Management Agency (“RMA”). Due to the nature of several of the CRC products whereby results are based on the market prices of various commodities in the fourth quarter, as well as yields, and the significance of CRC as a percentage of MPCI, the Company historically has recorded its initial estimate of profit or loss for MPCI and related products in the fourth quarter. Due to the significance of known and estimatible losses for the 2002 crop year, the Company recorded its initial estimate of loss for MPCI and related products in the third quarter of 2002. Any changes in estimates typically occur during the following two to three quarters, after the claim adjustment process is substantially complete. The Company receives its profit share in cash or it must pay its share of losses. For statement of operations purposes, gross premiums written consist of the aggregate amount of MPCI premiums paid by agricultural producers, and do not include any related federal premium subsidies. Additionally, any profit share earned by the Company, net of the cost of third party excess of loss reinsurance, is shown as net premiums written, which equals net premiums earned for MPCI business; whereas, any share of losses payable by the Company is charged to losses and loss adjustment expenses. MPCI premiums received during the year which correspond to next year’s crop season are deferred until the next year. Insurance underwriting expenses are presented net of administrative fees received from the RMA for reimbursement of costs incurred by the Company.

Unearned premiums represent the portion of Property and Casualty Segment premiums written which relates to the unexpired term of policies and are calculated generally using the pro rata method. The Company also records a liability for policy claims based on its review of individual claim cases and the estimated ultimate settlement amounts. This liability also includes estimates of claims incurred but not reported based on Company and industry paid and reported claim and settlement expense experience. Differences which arise between the ultimate liability for claims incurred and the liability established, which may be material are reflected in the statement of operations in the period such information becomes known.

Statements of Cash Flows—The Company aggregates cash and short-term investments with maturity dates of three months or less from the date of purchase for purposes of reporting cash flows. Restricted short-term investments are not considered a cash equivalent.

Restricted Short-Term Investments—The restricted short-term investments balance was comprised of investments deposited with a trustee for the Company’s issuance of an outstanding letter of credit relating to reinsurance coverage. During the fourth quarter of 2002, the reinsurer drew down the entire letter of credit for current and future reinsurance balances due in a net amount of $27.5 million.

Investments—Investments in fixed maturities include bonds and notes and investments in marketable equity securities include common and nonredemptive preferred stocks. All investments in fixed maturities and marketable equity securities have been classified as available-for-sale and certain marketable equity securities do not pay dividends. Available-for-sale securities are stated at fair value with the unrealized gains and losses reported as a separate component of other accumulated comprehensive income (loss), net of tax. Realized investment gains and losses on sales of securities are determined on the specific identification method.

The Company reviews investments of an issuer carried at a net unrealized loss at each balance sheet date. If in management’s judgment, the decline in value is other than temporary, the cost of the investment is written down to fair value with a corresponding charge to earnings. Factors considered in determining whether an impairment exists include: the financial condition, business prospects and creditworthiness of the issuer, the length of time that the asset value has been less than cost, and the Company’s ability and intent to hold such investments until the fair value recovers.

Real estate is stated at the lower of cost or estimated net realizable value and is non-income producing.

Property and Equipment—Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is recognized principally using the straight-line method over periods of three to ten years.

Use of Estimates—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, estimates of unpaid losses and loss adjustment expenses and related recoverables under reinsurance agreements are subject to considerable estimation judgement due to the inherent uncertainty in projecting ultimate claim amounts that will be reported and settled over a period of many years. In addition, estimates and assumptions associated with reinsurance assumed, the determination of fair value of invested assets and related impairments require considerable judgment by management. Actual results may differ significantly from those estimates.

Stock-Based Compensation—The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), Accounting for Stock-Based Compensation, establishing financial accounting and reporting standards for stock-based compensation plans. As permitted by SFAS No. 123, the Company will continue to use the method prescribed by the Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. Companies using APB 25 are required to make pro forma footnote disclosures of net income and earnings per share as if the fair value method of accounting, as defined in SFAS No. 123, had been applied.

Recent Statements of Financial Accounting Standards—In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), Business Combinations, and Statement No. 142 (“SFAS No. 142”), Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and specifies the criteria for recognition of intangible assets separately from goodwill.

SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. Intangible assets with a determinable useful life will continue to be amortized over that period. The adoption of SFAS No. 142 had no impact on the Company’s financial statements at January 1, 2002. With the adoption of SFAS No. 142 on January 1, 2002 goodwill is no longer amortized and in accordance with SFAS No. 142 the goodwill is tested for impairment annually and between annual tests if an event occurs that would more likely than not reduce the fair value of the reporting unit. During the second quarter, the Company completed the transitional goodwill impairment test required by SFAS No. 142 and determined that there was no goodwill impairment. As a result of the significant operating losses and the discontinuance of the Agricultural Segment, the Company reevaluated the recoverability of the goodwill and intangible assets during the third and fourth quarters of 2002. Based upon the results of such reviews, it was determined that the intangible asset related to non-competition agreements, approximately $5.7 million, and the goodwill carried on the books of the Company at approximately $30.0 million were impaired and were written down to zero.

A reconciliation of the Company’s net loss and loss per share for the years ended December 31, 2002, 2001 and 2000 to amounts adjusted for the exclusion of goodwill amortization is as follows:

	Years Ended December 31,
	2002	2001	2000
Net loss as reported	$(209,718)	$(9,069)	$(28,849)
Goodwill amortization	—	1,136	944

Net loss as adjusted	$(209,718)	$(7,933)	$(27,905)

Loss per share as reported	$(14.65)	$(0.63)	$(2.02)
Goodwill amortization	—	0.08	0.07

Loss per share as adjusted	$(14.65)	$(0.55)	$(1.95)

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”), Accounting for Asset Retirement Obligations. SFAS No. 143 requires recognition on the balance sheet of legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of such assets. Additionally, at the time an asset retirement obligation (“ARO”) is recognized, an ARO asset of the same amount is recorded and depreciated. This pronouncement is effective for fiscal years beginning after June 15, 2002. The Company is evaluating the impact that adoption of this standard will have on its consolidated financial statements.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 resulted in the impairment of certain long-lived assets and the recording of insurance operations as discontinued operations (See Note 18).

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (“SFAS No. 146”), Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities. This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company has elected to adopt SFAS No. 146 during 2002. As noted above, the Company has exited its Agricultural Segment and Property and Casualty Segment operations during 2002. In the Property and Casualty Segment, the Company expects to incur approximately $1.1 million of termination benefits, of which approximately $131,000 have been expensed in discontinued operations—underwriting expenses during 2002 (See Note 12).

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of annual periods ending after December 15, 2002.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation of certain entities (“variable interest entity”) when control exists through other than voting interests. FIN 46 requires that a variable interest entity be consolidated by the holder of the majority of the risks and rewards associated with the activities of the variable interest entity. FIN 46 is effective immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to February 1, 2003, FIN 46 is effective for the first interim period beginning after June 15, 2003, and may be applied retroactively or prospectively. The Company does not anticipate any impact from the adoption of FIN 46.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current year presentation.

2. FAIR VALUES OF FINANCIAL INSTRUMENTS

In determining fair value, the Company used quoted market prices when available. For instruments where quoted market prices were not available, the Company used independent pricing services or appraisals by the Company’s management. Those services and appraisals reflected the estimated present values utilizing current risk-adjusted market rates of similar instruments.

The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

The carrying values of cash, short-term investments and receivables are deemed to be reasonable estimates of their fair values due to their short-term nature. The estimated fair values of the Company’s other financial instruments as of December 31, 2002 and 2001, are as follows:

	Carrying Value		Estimated Fair Value
	2002	2001	2002	2001
Investments in fixed maturity securities	$—	$4,476	$—	$4,476
Company-obligated mandatorily redeemable Preferred Securities of AICI Capital Trust, holding solely Junior Subordinated Debentures of the Company	94,875	94,875	1,518	65,274

3. RECEIVABLES

At December 31, 2002, the Company has a $27.5 million receivable from AGIC related to the draw down of an Acceptance Insurance Companies Inc. letter of credit by an AGIC reinsurer during the fourth quarter of 2002. Considering the uncertainty regarding the collection of this balance from AGIC, the Company has recorded an allowance for the entire $27.5 million.

4. INCOME TAXES

The Company provides for income taxes on its statements of operations pursuant to Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), Accounting for Income Taxes. The primary components of the Company’s deferred tax assets and liabilities as of December 31, 2002 and 2001, respectively, are as follows:

	2002	2001
Losses and loss adjustment expenses	$5,624	$6,891
Allowance for doubtful accounts	19,516	2,815
Net operating loss carryforward	27,476	23,951
Unrealized loss on investments available-for-sale	—	543
Basis difference in AGIC	26,140	—
Other	4,900	4,639

Deferred tax asset	83,656	38,839

Unrealized gain on investments available-for-sale	(247)	—
Other	(1,242)	(5,128)

Deferred tax liability	(1,489)	(5,128)

	82,167	33,711
Valuation allowance	(82,167)	—

Net deferred tax asset	$—	$33,711

The net deferred tax asset includes both continuing and discontinued operations. AGIC is no longer a consolidated subsidiary of the Company for GAAP reporting at December 31, 2002. Accordingly, the specific components of AGIC’s deferred tax assets are not included at December 31, 2002 analysis and the basis difference between the Company’s equity investment in AGIC and AGIC’s tax basis is presented as a separate component as the Company is no longer permanently reinvested in AGIC.

The realization of the net deferred tax asset is dependent upon the Company’s ability to generate sufficient taxable income in future periods. For tax purposes, the Company has net operating loss carryforwards that expire, if unused, beginning in 2019. During 2002, the Company’s ability to generate sufficient taxable income in future periods was significantly impacted by results in its Agricultural Segment and its discontinuance of both its Agricultural Segment and Property and Casualty Segment operations. Based on this information, management believes that it is unlikely that the tax benefits will be realized in the future and therefore a valuation allowance was established for the entire deferred tax asset.

Income taxes computed by applying statutory rates to loss before income taxes and discontinued operations are reconciled to the provision for income taxes set forth in the consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
Income taxes at statutory rates	$(3,337)	$(2,540)	$(2,874)
Increase in valuation allowance	9,330	—	—
Other	—	—	(59)

Income tax expense (benefit)	$5,993	$(2,540)	$(2,933)

Cash receipts for income taxes were approximately $435,000, $-0- and $181,000 during the years ended December 31, 2002, 2001 and 2000, respectively.

5. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF AICI CAPITAL TRUST, HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY

In August 1997, AICI Capital Trust, a Delaware business trust organized by the Company (the “Issuer Trust”) issued 3.795 million shares or $94.875 million aggregate liquidation amount of its 9% Preferred Securities (liquidation amount $25 per Preferred Security). The Company owns all of the common securities (the “Common Securities”) of the Issuer Trust. The Preferred Securities represent preferred undivided beneficial interests in the Issuer Trust’s assets. The assets of the Issuer Trust consist solely of the Company’s 9% Junior Subordinated Debentures due in 2027, which were issued in August 1997 in an amount equal to the total of the Preferred Securities and the Common Securities.

Distributions on the Preferred Securities and Junior Subordinated Debentures are cumulative, accrue from the date of issuance and are payable quarterly in arrears. The Junior Subordinated Debentures are subordinate and junior in right of payment to all senior indebtedness of the Company and are subject to certain events of default and can be called at par value after September 30, 2002. At December 31, 2002 and 2001, the Company had Preferred Securities of $94.875 million outstanding at a weighted average interest cost of 9.2%.

Cash payments for interest related to the Junior Subordinated Debentures were approximately $6.4 million, $8.5 million and $8.5 million during the years ended December 31, 2002, 2001 and 2000. Effective November 18, 2002, the Company elected to defer payment of interest on its Junior Subordinated Debentures, as permitted by the trust agreement and indenture, beginning with the interest payment date on December 31, 2002 until not later than September 30, 2007. The interest payments on the Preferred Securities will be deferred for a corresponding period.

6. STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

The Company’s 2000 incentive stock option plan provides for a maximum of 1,000,000 options to be granted to employees and directors. The 2000 incentive stock option plan provides for options to vest in three years unless the agreement with the participant specifically calls for a different vesting schedule. All options expire no later than ten years from the date of grant and the exercise price will not be less than 100% of the market value at the date of grant. At December 31, 2002, the 2000 incentive stock option plan had 30,000 options available for granting.

The 1996 incentive stock plan was terminated as to future grants upon approval of the 2000 incentive stock option plan. The 1996 incentive stock option plan provided for options granted to employees which vest in not less than five annual installments and options granted to non-employee directors which vest at the expiration of the directors’ current term. All options expire no later than ten years from the date of grant and the exercise price will not be less than 100% of the market value at the date of grant.

The 1992 incentive stock option plan was terminated as to future grants upon approval of the 1996 incentive stock option plan. The 1992 incentive stock option plan provided for options granted to employees which vest over 4 years from the date of the grant and options to non-employee directors which vest one year from the date of grant. All options expire no later than ten years from the date of grant and the exercise price is equal to the market price at the date of grant.

Under the Company’s employee stock purchase plan, the Company is authorized to issue up to 500,000 shares of common stock to its full-time employees. Under the terms of the plan, each year employees can choose to purchase up to 10% of their annual compensation. The purchases may be made during six month phases generally commencing at the beginning of January and July. The purchase price of the stock is equal to the lower of 85% of the market price on the termination date of the phase or when the subscription is paid in full, whichever occurs first; or 85% of the average of the market price on the commencement date of the phase and the market price on the termination date of the phase or when the subscription is paid in full, whichever occurs first. Under the plan, the Company sold 21,970 shares, 22,650 shares and 53,519 shares during 2002, 2001 and 2000, respectively, to employees.

The Company has adopted the pro forma footnote disclosure only provisions under SFAS No. 123. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company’s net loss and net loss per share would have been as indicated below:

	2002	2001	2000
Net loss:
As reported	$(209,718)	$(9,069)	$(28,849)
Pro forma	(210,503)	(10,213)	(31,079)

Net loss per share:
Basic and diluted:
As reported	$(14.65)	$(0.63)	$(2.02)
Pro forma	(14.70)	(0.71)	(2.17)

The difference between the net loss, as reported, and the pro forma net loss relates to total stock-based employee compensation expense determined under the fair value based method. The fair value of the options at the date of grant under the incentive stock option plans and the fair value of the employees’ purchase rights under the employee stock purchase plan were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 5.1%, 5.5% and 6.4%; expected volatility of 65%, 69% and 67%; weighted-average expected lives of options of approximately 7 years and an expected life of employees’ purchase rights of one year; and no dividend yield.

A summary of the status of the Company’s stock option plans as of December 31, 2002, 2001 and 2000 and changes during the years ended on those dates is presented below:

	2002		2001		2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	1,202,125	$8.56	1,777,250	$11.10	1,326,750	$23.24
Granted	211,500	4.99	80,000	4.58	1,095,500	4.57
Exercised	—	—	93,000	4.73	—	—
Forfeited	44,000	12.67	562,125	16.65	645,000	24.98

Outstanding at end of year	1,369,625	$7.88	1,202,125	$8.56	1,777,250	$11.10

Options exercisable at year end	959,925		757,975		909,300
Weighted-average fair value per share of options granted during the year	$3.34		$3.23		$3.08

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$3.56	200,000	7.1 years	$3.56	200,000	$3.56
4.27 to 4.73	561,500	7.3 years	4.63	364,900	4.57
4.75 to 5.08	211,500	9.2 years	4.99	—	—
5.27 to 5.32	54,000	7.3 years	5.27	52,400	5.27
6.27	50,000	7.3 years	6.27	50,000	6.27
11.38 to 15.69	157,625	2.1 years	13.39	157,625	13.39
17.13 to 22.94	53,500	2.1 years	20.83	53,500	20.83
25.44 to 44.50	81,500	2.6 years	31.94	81,500	31.94

$3.56 to 44.50	1,369,625	6.5 years	$7.88	959,925	$9.17

The Company has a defined contribution plan for which all employees are eligible to participate. Employees, at their option, may contribute a portion of their eligible earnings to the plan. The Company’s net contributions to the plan for 2002, 2001 and 2000 were approximately $1,177,000, $1,024,000 and $1,123,000, respectively.

A former employee had the right to put to the Company 254,071 previously owned shares of common stock of the Company at $16.39 per share between June 30, 2002 and July 30, 2002. As a result of this redemption feature, the Company recorded the related redemption amount as a reduction in equity. In 2002, the former employee exercised the right to put to the Company the 254,071 shares of Company stock at $16.39 per share, or approximately $4.2 million.

7. RELATED PARTY TRANSACTIONS

The Company made payments during 2002, 2001 and 2000 totaling approximately $197,000, $212,000 and $301,000, respectively, to an affiliate of a director, to provide investment related services. Additionally, during 2001 the Company made a $392,000 payment to this director’s affiliate for investment banking services related to the acquisition of IGF crop insurance assets and the sale of certain subsidiaries as well as of property and casualty businesses (see Notes 19 and 20).

The Company contracted with a related party, a former director, to administer health insurance benefits for its employees and to place property and casualty coverages on behalf of the Company whereby the related party received commissions from the insurance providers which totaled approximately $328,000 and $370,000 in 2001 and 2000, respectively. In addition, the Company paid commissions and fees to the related party in connection with insurance written and loss control activities, which totaled $36,000 and $136,000 in 2001 and 2000, respectively.

8. NET LOSS PER SHARE

The net loss per share for both basic and diluted for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
Loss from continuing operations	$(15,527)	$(4,718)	$(5,277)
Loss from discontinued operations	(194,191)	(4,351)	(23,572)

Net loss	$(209,718)	$(9,069)	$(28,849)

Weighted average common shares outstanding	14,318	14,381	14,301

Loss per share:
Basic and diluted:
Loss from continuing operations	$(1.08)	$(0.33)	$(0.37)
Loss from discontinued operations	(13.56)	(0.30)	(1.65)
Net loss	(14.65)	(0.63)	(2.02)

Contingent stock and stock options were not included in the above calculations for the years ended December 31, 2002, 2001 and 2000 due to their antidilutive nature.

9. OTHER COMPREHENSIVE INCOME

Other comprehensive income determined in accordance with SFAS No. 130 for the years ended December 31 are as follows:

	2002	2001	2000
Unrealized holding gains arising during the year	$768	$8,557	$14,740
Income tax expense	543	2,995	5,159

Unrealized holding gains arising during the year, net of tax	225	5,562	9,581

Reclassification adjustment for (losses) gains realized in net income	(1,489)	3,394	2,120
Income tax expense	—	1,188	742

Reclassification adjustment for (losses) gains realized in net income, net of tax	(1,489)	2,206	1,378

Other comprehensive income, net of tax	$1,714	$3,356	$8,203

10. COMMITMENTS AND CONTINGENCIES

In December 1999 the Company was sued in the United States District Court for the District of Nebraska. Plaintiffs alleged the Company knowingly and intentionally understated the Company’s liabilities in order to maintain the market price of the Company’s common stock at artificially high levels and made untrue statements of material fact, and sought compensatory damages, interest, costs and attorney fees. In February 2000 other plaintiffs sued the Company in the same Court, alleging the Company intentionally understated liabilities in a registration statement filed in conjunction with the Company’s Trust Preferred Securities.

The Court consolidated these suits in April 2000 and Plaintiffs subsequently filed a consolidated class action complaint. Plaintiffs sought to represent a class consisting of all persons who purchased either Company common stock between March 10, 1998 and November 16, 1999, or AICI Capital Trust Preferred Securities between the July 29, 1997 public offering and November 25, 1999. In the consolidated complaint Plaintiffs alleged violation of Section 11 of the Securities Act of 1933 through misrepresentation or omission of a material fact in the registration statement for the Trust Preferred Securities, and violation of Section 10b of the Securities Exchange Act of 1934 and Rule 10b—5 of the U.S. Securities and Exchange Commission through failure to disclose material information between March 10, 1998 and November 16, 1999. The Company, three of its former officers, the Company’s Directors and independent accountants and other individuals, as well as the financial underwriters for the Company’s Trust Preferred Securities, were defendants in the consolidated action.

On March 2, 2001, the Court entered an order dismissing all claims alleging violations of Section 11 of the Securities Act, and dismissing the Company’s Directors, financial underwriters, independent accountants and others as defendants in this action. The Court also ruled that certain of Plaintiffs’ allegations regarding the remaining defendants’ alleged failure to properly report contingent losses attributable to the Montrose decision did not state a claim under Section 10b and Rule 10b-5. In two subsequent rulings, the Court and Magistrate Judge clarified the March 2 ruling to specify which of Plaintiffs’ Montrose-related allegations failed to state a Section 10b and Rule 10b-5 claim. These three rulings reduced the litigation to a claim that the Company and three of its former officers, during the period from August 14, 1997 to November 16, 1999, failed to disclose adequately information about various aspects of the Company’s operations, including information relating to the Company’s exposure after January 1, 1997 to losses resulting from the Montrose decision. Nevertheless, Plaintiffs continue to seek compensatory damages, reasonable costs and expenses incurred in this action and such other and such further relief as the Court may deem proper.

On August 6, 2001, the Magistrate Judge granted Plaintiffs’ Motion for Class Certification. Plaintiffs’ fact discovery was concluded July 31, 2002 in accordance with a schedule established by the Court. On September 16, 2002, Plaintiffs sought the Court’s permission to reinstate certain previously dismissed claims under Section 11 and 15 of the Securities Act. The Court denied Plaintiffs’ request in its entirety on February 27, 2003; Plaintiffs asked the Court to reconsider this decision and the Court has not ruled on that request. On March 31, 2003, however, the Court established a schedule for the submission during May 2003 of briefs regarding the Company’s proposed motion to decertify the class. The Court also established a schedule concluding in August 2003 for submission of briefs regarding both parties’ anticipated motions for summary judgment.

The Company intends to continue vigorously contesting this action and believes Plaintiffs’ allegations are without merit. Nevertheless, the ultimate outcome of this action cannot be predicted at this time and the Company currently is unable to determine the potential effect of this litigation on its financial position, results of operations or cash flows.

Leases—At December 31, 2002, the Company was obligated under noncancelable operating leases, expiring on various dates through 2006, principally for office space and furniture. Future aggregate minimum obligations under these noncancelable operating leases are approximately $1,651,000 in 2003, $1,575,000 in 2004, $1,555,000 in 2005, $1,530,000 in 2006, and $1,589,000 in 2007.

Rental expense totaled approximately $1,991,000, $2,955,000 and $2,290,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

11. INTERIM FINANCIAL INFORMATION (UNAUDITED)

Quarters Ended	Revenues	Operating Income (Loss)	Net Income (Loss)	Basic Net Income (Loss) Per Share (1)	Diluted Net Income (Loss) Per Share (1)
	(In thousands, except per share data)
2002:
December 31	$67	$(349)	$(69,261)	$(4.86)	$(4.86)
September 30	113	(169)	(130,997)	(9.23)	(9.23)
June 30	194	(155)	(5,160)	(0.36)	(0.36)
March 31	213	(173)	(4,300)	(0.30)	(0.30)

	$587	$(846)	$(209,718)	$(14.65)	$(14.65)

2001:
December 31	$255	$(84)	$5,142	$0.36	$0.34
September 30	1,106	872	(9,504)	(0.66)	(0.66)
June 30	516	252	(888)	(0.06)	(0.06)
March 31	608	384	(3,819)	(0.27)	(0.27)

	$2,485	$1,424	$(9,069)	$(0.63)	$(0.63)

(1)	Quarterly net income per share numbers may not add to the annual net income per share.

12. DISCONTINUED OPERATIONS—GENERAL

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144 a component of business is considered abandoned when it ceases to be used, and such business operations are to be reported as discontinued operations. Due to the financial condition of the Company and regulatory restrictions placed on the Company in the fourth quarter of 2002, the Company does not intend nor have the ability to continue its operations in the Agricultural Segment or the Property and Casualty Segment. Accordingly, all operations in both segments have ceased and these segments have been presented as discontinued operations.

Assets and liabilities have been separately classified on the face of the balance sheet. Operating results for these segments for the years ended December 31, 2002, 2001 and 2000 were as follows:

	2002	2001	2000
Revenues:
Insurance premiums earned	$37,105	$112,097	$186,673
Net investment income	6,834	14,745	22,293
Net realized capital gains (losses)	(1,489)	2,849	2,120

	42,450	129,691	211,086

Costs and expenses:
Insurance losses and loss adjustment expenses	66,126	65,739	131,604
Insurance underwriting expenses	84,449	70,264	98,876
Expense related to multi-year reinsurance agreements	27,500	—	—
Impairment of non-compete related intangibles	5,661	—	—
Write-off of excess of cost over acquired net assets	29,978	—	9,910
Impairment of property and equipment	3,711	—	—

	217,425	136,003	240,390

Operating loss	(174,975)	(6,312)	(29,304)

Adjustment to equity and investment interest in subsidiaries	3,967	—	—
Income tax expense (benefit):
Current	(3,645)	—	2,377
Deferred	(46,256)	(1,961)	(8,109)
Change in valuation allowance	73,084	—	—

	23,183	(1,961)	(5,732)

Loss from discontinued operations, net of tax	$(194,191)	$(4,351)	$(23,572)

The impairment of property and equipment represents the write-off of crop related property and equipment assets net of expected proceeds. These items were assets of Acceptance Insurance Company (“AIC”) but are not being utilized by any operations of the companies in the consolidated group.

The adjustment to equity and investment interest in subsidiaries is comprised of the negative equity investment in American Growers Insurance Company (“AGIC”) and subsidiaries which was adjusted to a fair market value of zero as the Company is no longer responsible for AGIC’s net liabilities net of the establishment of a one hundred percent allowance for the $20 million surplus note receivable AIC has from AGIC.

13. DISCONTINUED OPERATIONS—INVESTMENTS

The amortized cost and related estimated fair values of investments in the accompanying balance sheets are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2002:
Fixed maturities available-for-sale:
U.S. Treasury and government securities	$59,744	$1,472	$—	$61,216
Other debt securities	53,137	1,198	852	53,483

	$112,881	$2,670	$852	$114,699

Marketable equity securities—preferred stock	$2,500	$—	$317	$2,183

Marketable equity securities—common stock	$5,952	$69	$865	$5,156

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2001:
Fixed maturities available-for-sale:
U.S. Treasury and government securities	$80,112	$1,094	$32	$81,174
Other debt securities	5,775	5	454	5,326

	$85,887	$1,099	$486	$86,500

Marketable equity securities—preferred stock	$2,500	$—	$642	$1,858

Marketable equity securities—common stock	$4,886	$291	$1,909	$3,268

The carrying value and estimated fair value of investment in fixed maturities securities are the same. The amortized cost and related estimated fair values of the fixed maturity securities as of December 31, 2002 are shown below by stated maturity dates. Actual maturities may differ from stated maturities because the borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Fixed maturities available-for-sale:
Due in one year or less	$31,423	$31,757
Due after one year through five years	80,458	82,412
Due after five years through ten years	1,000	530

	$112,881	$114,699

Proceeds from sales of fixed maturity securities during the years ended December 31, 2002, 2001 and 2000 were approximately $170,219,000, $351,938,000 and $156,607,000, respectively. Gross realized gains on sales of fixed maturity securities were approximately $365,000, $4,738,000 and $974,000 and gross realized losses on sales of fixed maturity securities were approximately $138,000, $1,113,000 and $594,000 during the years ended December 31, 2002, 2001 and 2000, respectively. Gross realized gains on sales of equity securities were approximately $1,116,000, $239,000 and $2,378,000 and gross realized losses on sales of equity securities were approximately $1,438,000, $1,202,000 and $462,000 during the years ended December 31, 2002, 2001 and 2000, respectively. During the years ended December 31, 2002, 2001 and 2000, net realized gains (losses) were impacted by approximately $1,507,000, $283,000 and $-0-, respectively, of other than temporary impairments of common stock securities.

As required by insurance regulatory laws, certain fixed maturities with an estimated fair value of approximately $7.6 million at December 31, 2002 were deposited in trust with regulatory agencies. Additionally, at December 31, 2002, approximately $76.7 million of fixed maturities available-for-sale and $3.6 million of short-term investments were pledged to Clarendon to secure the Company’s obligations under reinsurance agreements and approximately $11.5 million of fixed maturities available-for-sale and $130,000 of short-term investments were pledged to McM to secure the Company’s net obligations under the reinsurance agreements (See Note 19).

14. DISCONTINUED OPERATIONS—RECEIVABLES

The major components of receivables at December 31 are summarized as follows:

	2002	2001
Insurance premiums and agents’ balances due	$2,284	$50,171
Amounts recoverable from reinsurers	41,310	49,116
Profit sharing gain due from the RMA	—	86,162
Accrued interest	1,521	1,436
Receivables from AGIC	41,516	—
Other receivables	3,168	3,158
Less allowance for doubtful accounts	(8,262)	(8,043)
Surplus note receivable from AGIC	20,000	—
Less allowance for doubtful accounts—surplus note receivable, AGIC	(20,000)	—

	$81,537	$182,000

The receivable from AGIC relates to outstanding checks for crop operation payments, primarily for losses, written from bank accounts in the name of American Agrisurance Inc. (“AmAg”). AGIC is funding these payments as checks clear the bank accounts. Subsequent to December 31, 2002 these AmAg bank accounts have been changed to the name of AGIC.

15. DISCONTINUED OPERATIONS—INSURANCE PREMIUMS AND CLAIMS

Insurance premiums written and earned by the Company’s insurance subsidiaries for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
Direct premiums written	$312,748	$272,822	$407,515
Assumed premiums written	8,540	277,821	79,785
Ceded premiums written	(285,376)	(460,745)	(350,219)

Net premiums written	$35,912	$89,898	$137,081

Direct premiums earned	$323,165	$271,655	$455,033
Assumed premiums earned	21,631	279,102	88,960
Ceded premiums earned	(307,691)	(438,660)	(357,320)

Net premiums earned	$37,105	$112,097	$186,673

Included in ceded premiums written and earned is $240.9 million, $289.2 million and $188.1 million of MPCI premiums ceded to the RMA for the years ended December 31, 2002, 2001 and 2000, respectively. Included in assumed premiums written and earned in 2001 and 2000 is $81.2 million and $51.2 million of MPCI profit share.

The liability for losses and loss adjustment expenses represents management’s best estimate and is based on sources of available evidence including an analysis prepared by an independent actuary engaged by the Company. The Company previously wrote property and casualty coverages in a number of specialty areas of business which may involve greater risks than standard property and casualty lines, including the risks associated with the absence of long-term, reliable historical claims experience. These risk components may make more difficult the task of estimating reserves for losses, and cause the Company’s underwriting results to fluctuate. Due to the inherent uncertainty of estimating reserves, it has been necessary, and may over time continue to be necessary, to revise estimated liabilities, as reflected in the Company’s loss and loss adjustment expense reserves. Additionally, conditions and trends that have affected the development of loss reserves in the past may not necessarily occur in the future.

The following table presents an analysis of the Company’s reserves for losses and loss adjustment expenses, reconciling beginning and ending balances for the years ended December 31:

	2002	2001	2000
Gross loss and loss adjustment expense reserves, beginning of year	$597,392	$617,891	$781,377
Reinsurance recoverable on unpaid losses and loss adjustment expenses, beginning of year	428,848	383,979	502,537

Net loss and loss adjustment expense reserves, beginning of year	168,544	233,912	278,840

Net incurred loss and loss adjustment expenses related to:
Current year	45,769	51,086	123,386
Prior years	20,357	14,653	8,218

	66,126	65,739	131,604

Net payments for losses and loss adjustment expenses related to:
Current year	(40,251)	(28,058)	(60,028)
Prior years	(67,539)	(103,049)	(116,504)

	(107,790)	(131,107)	(176,532)

Net decrease related to removal of American Growers Insurance Company from consolidated group	(1,016)	—	—

Net loss and loss adjustment expense reserves, end of year	125,864	168,544	233,912
Reinsurance recoverable on unpaid losses and loss adjustment expenses, end of year	169,257	428,848	383,979

Gross loss and loss adjustment expense reserves, end of year	$295,121	$597,392	$617,891

Insurance losses and loss adjustment expenses have been reduced by recoveries recognized under reinsurance contracts of $970.3 million, $824.4 million and $526.4 million for the years ended December 31, 2002, 2001 and 2000, respectively, of which approximately $915.8 million, $580.9 million and $365.5 million, respectively, relate to recoveries on the MPCI business from the RMA.

The liability for losses and loss adjustment expenses is determined by management based on historical patterns and expectations of claims reported and paid, trends in claim experience, information available on an industry-wide basis, as well as changes in the Company’s claim handling procedures and premium rates. Significant factors impacting the variability of establishing the liability for losses and loss adjustment expenses, are the unusually difficult estimation process for the Company’s general liability business, including California contractor programs, the limited historical data for certain programs, and the significant changes in claims handling. In addition, the Company has discontinued or sold all of its remaining property and casualty lines of business. The Company continues to be responsible for all claims prior to the discontinuance or sale of the property and casualty lines (referred to as the “Runoff Business”). During May 2001, the Company closed its claims department handling the Runoff Business and engaged a third-party administrator specializing in such runoff business to handle these claims.

The $20.4 million charge in 2002 for prior years was primarily a result of development of losses and loss adjustment expenses in the general liability and commercial multi-peril lines of business. The $14.7 million charge in 2001 for prior years was primarily a result of the development of general liability losses and loss adjustment expenses in 1999 and prior accident years. The $8.2 million charge in 2000 was primarily a result of the development of 1999 Crop Revenue CoveragePlus (“CRCPlus”) losses of approximately $5.7 million.

16. DISCONTINUED OPERATIONS—REINSURANCE COVERAGE PLUS

The Company’s insurance subsidiaries cede insurance to other companies under quota share, excess of loss, catastrophe and facultative treaties. The reinsurance agreements are tailored to the various programs offered by the insurance subsidiaries. Reinsurance does not discharge the insurer from its obligations to its insured. If the reinsurer fails to meet its obligations, the ceding insurer remains liable to pay the insured loss, but the reinsurer is liable to the ceding insurer to the extent of the reinsured portion of any loss.

The Company reinsures certain portions of business written by Clarendon, Redland, AIIC and ACIC. Under these reinsurance agreements, the Company assumes business after Clarendon, Redland, AIIC, and ACIC cessions to outside reinsurers (See Note 19). However, the Company is contingently liable for any uncollectible amounts due from these outside reinsurers related to business produced and managed by the Company.

At December 31, 2002, approximately 74% of the Company’s outstanding reinsurance recoverables and reinsurance balances for which the Company is contingently liable was from reinsurance companies rated A- (Excellent) or better by A.M. Best. Of the remaining balances, approximately 4% relate to balances ceded to AIIC and ACIC for which AIC has amounts assumed from AIIC in excess of the ceded balances. Additionally, approximately 3% of the remaining balances relate to MPCI losses ceded to AGIC which are being funded by the RMA.

Constitution Insurance Company (“CIC”) accounts for approximately 8% of the remaining balances. CIC had its financial strength rating lowered by A.M. Best from A- (Excellent) to B- (Fair) during the fourth quarter of 2002. In January 2003, in response to a request from CIC’s parent to withdraw from the rating process, A.M. Best withdrew its financial strength rating of B- and assigned CIC and its parent an NR-3 rating (Rating Procedure Inapplicable). As of December 31, 2002 the Company has outstanding reinsurance recoverables from CIC of approximately $26.2 million and is contingently liable for AIIC and Redland reinsurance recoverables from CIC totaling approximately $2.8 million. CIC continues to make payments to the Company for reinsurance billings and accordingly, no allowance for doubtful accounts or liability has been established for these balances.

In September 2001 the Company initiated an arbitration proceeding to recover from a pool of solvent reinsurers sums the Company believes are due under a workers’ compensation insurance program of the Company had written on Redland paper. The Company expects this arbitration will be concluded by June 30, 2003. The Company is contingently liable to Redland for amounts due from these reinsurers. At December 31, 2002 the Company is contingently liable for approximately $20.4 million due from these reinsurers and approximately $5.1 million conditionally paid by the reinsurers but still subject to the outcome of the arbitration. While the Company believes the reinsurers will be required to pay amounts due and, accordingly, a liability has not been established for these reinsurance recoveries, the ultimate outcome cannot be predicted at this time.

The Company has other reinsurance recoverables and is contingently liable for AIIC and Redland reinsurance recoverables that are currently being disputed or payments have been delayed pending audit of the Company’s records. While the Company believes the reinsurers will be required to pay amounts due and, accordingly, a liability has not been established for these reinsurance recoveries, the ultimate outcome cannot be predicted at this time.

Additionally, the Company expensed its estimated current and future obligations under a multi-year reinsurance agreement totaling $27.5 million as no future benefits will inur to the Company. These obligations were secured by a letter of credit which was drawn in the net amount of $27.5 million in the fourth quarter of 2002.

17. DISCONTINUED OPERATIONS—REGULATORY MATTERS

AGIC was placed into rehabilitation by the District Court of Lancaster County, Nebraska on December 20, 2002. Effective as of December 20, 2002, AGIC and its subsidiaries ceased to be under the control of the Company and are not included as consolidated subsidiaries of the Company. AGIC reported total statutory policyholders’ surplus (deficit) of approximately $(10.6) million and $75.4 million as of December 31, 2002 and 2001, respectively and statutory net income (loss) of $(82.7) million, $14.3 million and $(21.0) million for the years ended December 31, 2002, 2001 and 2000, respectively.

As of December 31, 2002, the only remaining consolidated insurance company of AICI is AIC. The Director entered an administrative Order of Supervision with respect to AIC on December 20, 2002 and AIC is currently operating pursuant to that Order. AIC reported total statutory policyholders’ deficit of approximately $75.0 million and surplus of approximately $73.7 million as of December 31, 2002 and 2001, respectively and statutory net loss of $14.8 million, $7.8 million and $4.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The statutory deficit at December 31, 2002 was significantly impacted by the non-admission of pledged investments totaling approximately $89.9 million, under statutory accounting principles (See Note 19).

The National Association of Insurance Commissioners has established risk-based capital (“RBC”) standards. RBC standards are designed to measure the acceptable level of capital an insurer should have, based on the inherent and specific risks of each insurer. As of December 31, 2002, AIC had negative surplus, resulting in a RBC at the mandatory control level. Under the mandatory control level, the Director may take such actions as necessary to place AIC under regulatory control under the Nebraska Insurers Supervision, Rehabilitation, and Liquidation Act. Since AIC is currently in run-off, the Director is permitted to allow AIC to continue its run-off under supervision of the NEDOI. While AIC is currently in supervision, the Director currently has the authority to increase regulatory control of AIC by requesting an appropriate court to enter an Order of Rehabilitation or an Order of Liquidation, with or without a change in the financial condition of AIC. The Company believes increased regulatory control of AIC would have a significant negative impact on the Company.

Under the Order of Supervision, AIC is required to pay all costs incurred by the Supervisor, AIC may not accept or renew any insurance business and may not perform any activities beyond those that are routine in the day-to-day conduct of its runoff business without prior approval of the Director or Supervisor. Additionally, any transactions with affiliates or former affiliates require prior approval of the Director or Supervisor. AICI does not expect to have access to any surplus note interest payments or dividend payments from AIC, as these payments would require Nebraska Department of Insurance approval.

18. DISCONTINUED OPERATIONS—BUSINESS SEGMENTS

The Company was engaged in the agricultural and specialty property and casualty insurance business. The principal lines of the Agricultural Segment were Multi-Peril Crop Insurance (“MPCI”), supplemental coverages and named peril insurance. The Property and Casualty Segment primarily consisted of general liability, commercial property, commercial casualty, inland marine and workers’ compensation.

The Company’s results are significantly impacted by its crop business, particularly its MPCI line. Estimated results from MPCI and related products are not generally recorded until after the crops are harvested and final market prices are established. Due to the nature of several of the Crop Revenue Coverage (“CRC”) products whereby results are based on the market prices of various commodities in the fourth quarter, as well as yields, and the significance of CRC as a percentage of MPCI, the Company recorded its initial estimate of profit or loss for MPCI and related products in the fourth quarter of 2001. Due to the significance of known and estimatible losses for the 2002 crop year, the Company recorded its initial estimate of loss for MPCI and related products in the third quarter of 2002. Any changes in estimates typically occur during the following two to three quarters, after the claim adjustment process is substantially complete.

The underwriting earnings or loss for the MPCI business is generally comprised of the FCIC profit share net of the amounts ceded to private reinsurers, expenses in excess of MPCI reimbursements from the FCIC, and amortization expense for non-competition agreements. Additionally, MPCI underwriting results include any adjustments to prior year MPCI results.

Many parts of the country experienced drought and abnormal growing conditions that significantly impacted the amount of losses under 2002 MPCI policies issued by the Company. These MPCI losses impact the Company’s share of profit it receives from or loss it pays to the Federal Crop Insurance Corporation (“FCIC”) under the profit sharing formula established by law and administered by the Risk Management Agency. Because of the extraordinary reported and expected volume and severity of crop insurance claims in 2002, the Company recorded a negative 1.5% profit share on a retained pool of approximately $418.2 million and recognized MPCI reinsurance costs and underwriting expenses during 2002 of approximately $79.6 million. Therefore the Company recorded a loss from crop insurance underwriting and operation for the year ended December 31, 2002 of approximately $87.3 million. The negative 1.5% profit share in 2002 compares to an adjusted 2001 crop year profit share of 16.2% on a retained pool of approximately $498.4 million, or approximately $80.9 million.

The Company ceded approximately $65 million of its 2002 crop year MPCI Retained Premiums under quota share agreements to private reinsurers participating in its overall crop reinsurance programs. The net exposure was further reduced by excess of loss reinsurance purchased from private carriers with a total cost of approximately $10.7 million for the 2002 crop year. Under the MPCI program, the Company retains the first 4.5% of loss under the MPCI profit share calculation with excess of loss reinsurance providing protection above that percentage. From 4.5% to 35% of loss under the MPCI profit share calculation, the Company retains 10% of the exposure. Above 35%, the Company participates at varying levels.

For the year ended December 31, 2002, the amount of direct and allocated expenses in excess of MPCI reimbursements from the FCIC totaled approximately $61.5 million and non-competition expense totaled approximately $2.5 million. Additionally, the Company expensed its current and future obligations under a multi-year reinsurance agreement totaling $27.5 million. During 2002, the Company determined that the intangible asset related to non-competition agreements, approximately $5.7 million, and the goodwill carried on the books of the Company at approximately $30.0 million are impaired.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1). Management evaluates the performance of and allocates its resources to its segments based on underwriting earnings (loss). Underwriting earnings (loss) is comprised of insurance premiums earned less insurance losses and loss adjustment expenses and insurance underwriting expenses. Management does not utilize assets as a significant measurement tool for evaluating segments.

Segment insurance premiums earned and segment underwriting earnings (loss) for the years ended December 31, are as follows:

	Agricultural Insurance	Property and Casualty Insurance	Total
2002
Insurance premiums earned	$28,789	$8,316	$37,105

Underwriting earnings (loss)	$(87,326)	$(26,144)	$(113,470)

2001
Insurance premiums earned	$80,950	$31,147	$112,097

Underwriting earnings (loss)	$10,143	$(34,049)	$(23,906)

2000
Insurance premiums earned	$53,674	$132,999	$186,673

Underwriting earnings (loss)	$(22,563)	$(21,244)	$(43,807)

19. DISCONTINUED OPERATIONS—SALE OF SUBSIDIARIES AND PROPERTY AND CASUALTY BUSINESS AND RELATED GUARANTEES

The Company sold its wholly owned subsidiary, Redland Insurance Company (“Redland”), to Clarendon National Insurance Company (“Clarendon”) effective as of July 1, 2000. The sale was a cash transaction of approximately $10.9 million based upon the market value of Redland after the divestiture of various assets, including the Redland subsidiaries, to a wholly owned subsidiary of Acceptance Insurance Companies Inc. The transaction included the appointment of other Company subsidiaries as a producer and administrator for the business the Company wrote through Clarendon and Redland. The Company also reinsures certain portions of the business written by Clarendon and Redland. At December 31, 2002, approximately $76.7 million of fixed maturities available-for-sale and $3.6 million of short-term investments were placed in a trust and pledged to Clarendon to secure the Company’s obligations under reinsurance agreements. Under these reinsurance agreements, the Company assumes business from Clarendon and Redland after cessions to outside reinsurers (“Clarendon Reinsurers”). The Company is contingently liable for any uncollectible amounts due from Clarendon Reinsurers related to this business. At December 31, 2002, Clarendon and Redland reinsurance recoverables from Clarendon Reinsurers, which are not included on the balance sheet of the Company, totaled approximately $118 million (See Note 16).

The amounts pledged to Clarendon were used to secure the issuance of a $20.6 million Redland letter of credit to the California Department of Insurance related to bond requirements resulting from the Company’s workers’ compensation business written on Redland paper (“Bond Requirements”).

In March 2003, the Company and Clarendon agreed to a Master Collateral Agreement (“MCA”) which supercedes previous agreements with respect to the minimum pledged assets to be included in the trust, the methodology for releasing these pledged assets from the trust and use of the trust account for collateral for the issuance of letter of credits to the California Department of Insurance. Subsequent to the signing of the MCA, approximately $20 million of pledged assets were released from the trust account. Additionally, the Company has agreed to take whatever action may be reasonably necessary to permit Clarendon, in accordance with the MCA, to increase the Redland letter of credit amount by approximately $29 million.

In general, the minimum amount to be included in the trust account is based upon the greater of 1) certain percentages of loss and loss adjustment expense reserves assumed by the Company from Clarendon and Redland and reinsurance recoverables from Clarendon Reinsurers for which the Company is contingently liable or 2) 70% of the Bond Requirements.

In March 2001, the Company sold a significant portion of its Property and Casualty Segment business to Insurance Corporation of Hannover (“ICH”). The terms of the agreement included the sale of selected lines of business, a reinsurance treaty whereby the unearned premium and any additional premiums for these selected lines would be reinsured by ICH, and the transfer of certain employees to ICH. Additionally, the Company’s right to repurchase Redland under the agreement between the Company and Clarendon, an affiliate of ICH, was waived.

As of July 1, 2001, the Company sold two wholly owned insurance companies to McM Corporation, a Raleigh, North Carolina based insurance holding company (“McM”). The two companies, Acceptance Indemnity Insurance Company (“AIIC”) and Acceptance Casualty Insurance Company (“ACIC”), underwrote primarily Property and Casualty Segment insurance. The sale was a cash transaction of approximately $20.6 million that resulted in a realized gain in the third quarter of 2001 of approximately $375,000. The Company also reinsures certain portions of the business written by AIIC and ACIC. As of December 31, 2002 approximately $11.5 million of fixed maturities available-for-sale and $130,000 of short-term investments were placed in a trust and pledged to McM to secure the Company’s net obligations under the reinsurance agreements. Under these reinsurance agreements, the Company assumes business from AIIC and ACIC after cessions to outside reinsurers (“AIIC Reinsurers”). The Company is contingently liable for any uncollectible amounts due from AIIC Reinsurers related to this business. At December 31, 2002, AIIC and ACIC reinsurance recoverables from AIIC Reinsurers, which are not included on the balance sheet of the Company, totaled approximately $40 million (See Note 16).

In addition, effective May 1, 2001, McM purchased a selected portfolio of the Company’s Property and Casualty Segment insurance programs. Also effective May 1, 2001, the Company sold its Farm and Ranch and Flood insurance programs to American Reliable Insurance Company. The terms of these agreements included the sale of these selected lines of business, a reinsurance treaty whereby the unearned premium and any additional premiums for these selected lines would be reinsured by the buyers, and the transfer of certain employees to the buyers.

As of May 1, 2001 the Company engaged Berkley Risk Administrators Company (“BRAC”) to manage the adjustment and completion of all remaining Property and Casualty Segment claims. BRAC has employed certain persons previously employed by the Company.

As a result of the Company’s strategy to exit its Property and Casualty Segment business and based upon estimated future discounted cash flows, the Company concluded that the excess of cost over acquired net assets was partially impaired by approximately $9.9 million. As such, the Company recorded a $9.9 million charge for the write-off of excess of cost over acquired net assets in the fourth quarter of 2000.

20. DISCONTINUED OPERATIONS—ACQUISITION OF IGF CROP INSURANCE ASSETS

On June 6, 2001 the Company completed the acquisition of substantially all crop insurance assets and the assumption of certain crop insurance and reinsurance liabilities of Symons International Group, Inc. and affiliates including IGF Insurance Company (collectively referred to as “IGF”). The Company paid approximately $27.4 million at closing and agreed to make deferred payments of up to an additional $9.0 million, which included amounts for non-competition agreements, prospective reinsurance agreements, and property and equipment. Additionally, the Company reimbursed IGF for certain costs related to the 2001 crop season. The Company funded the acquisition with internally generated resources, including proceeds from the sale of certain property and casualty assets. During 2000, IGF’s gross crop insurance premiums, including MPCI subsidies, totaled approximately $241 million and the Company’s gross crop insurance premiums for the same period totaled approximately $434 million.

The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of operations include the acquired crop results beginning June 6, 2001. The assets acquired and recognition of liabilities directly related to the acquisition of $34.2 million and $6.8 million, respectively, were recorded at estimated fair values as determined by the Company’s management. The Company’s purchase price allocation included $18.3 million of goodwill and $10.1 million of intangible assets. The assets acquired and recognition of liabilities directly related to the acquisition and the allocation of the purchase price was revised in the second quarter of 2002 based upon final determination of fair values. During the third and fourth quarters of 2002, it was determined that the intangible asset related to non-competition agreements and the goodwill carried on the books of the Company were impaired (See Note 1). Accordingly, the Company wrote down these assets to zero.

ACCEPTANCE INSURANCE COMPANIES INC.

SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

DECEMBER 31, 2002 AND 2001

BALANCE SHEETS (Parent Company Only)

(In Thousands)

	2002	2001
ASSETS

Fixed maturities available-for-sale, at fair value	$—	$4,476
Cash and short-term investments	3,103	7,279
Restricted short-term investments	—	27,860
Receivables, net	—	253
Surplus note receivables from subsidiaries	20,000	20,000
Investments in subsidiaries	24,710	192,409
Other assets	4,462	12,261

	$52,275	$264,538

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$7,794	$7,731
Intercompany payable	3,470	4,028
Company-obligated mandatorily redeemable Preferred Securities of AICI Capital Trust, holding solely Junior Subordinated Debentures of the Company	94,875	94,875

Total liabilities	106,139	106,634
Common stock subject to redemption	—	2,629
Stockholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $.40 par value, 40,000,000 shares authorized; 15,685,473 and 15,663,503 shares issued	6,274	6,265
Capital in excess of par value	199,660	199,600
Accumulated other comprehensive income (loss), net of tax	705	(1,009)
Retained earnings (accumulated deficit)	(230,305)	(20,676)
Common stock subject to redemption	—	(2,629)
Treasury stock, at cost, 1,463,591 and 1,209,520 shares	(29,969)	(26,047)
Contingent stock, 20,396 shares	(229)	(229)

Total stockholders’ equity	(53,864)	155,275

	$52,275	$264,538

ACCEPTANCE INSURANCE COMPANIES INC.

SCHEDULE II—(Continued)

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

STATEMENTS OF OPERATIONS (Parent Company Only)

(In Thousands)

	2002	2001	2000
Revenues:
Net investment income	$1,937	$4,286	$5,986
Costs and expenses:
General and administrative expenses	1,433	1,061	2,517

Operating profit	504	3,225	3,469

Other income (expense):
Interest expense	(8,688)	(8,682)	(8,677)
Undistributed share of net loss of subsidiaries	(168,041)	(18,743)	(31,856)
Expense related to multi-year reinsurance agreement	(27,500)	—	—
Dividend income from subsidiaries	—	9,116	6,472
Other income	—	4,875	—

	(204,229)	(13,434)	(34,061)

Loss before income taxes	(203,725)	(10,209)	(30,592)

Income tax expense (benefit):
Current	(434)	—	(180)
Deferred	(12,055)	(1,140)	(1,563)
Change in valuation allowance	18,482	—	—

Net loss	$(209,718)	$(9,069)	$(28,849)

ACCEPTANCE INSURANCE COMPANIES INC.

SCHEDULE II—(Continued)

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

STATEMENTS OF CASH FLOWS (Parent Company Only)

(In Thousands)

	2002	2001	2000
Cash flows from operating activities:
Net loss	$(209,718)	$(9,069)	$(28,849)
Adjustments to reconcile net loss from continuing operations to net cash used for operating activities:
Deferred taxes	6,427	(1,140)	(1,563)
Undistributed share of net loss (income) of subsidiaries	168,041	18,743	31,856
Increase (decrease) in cash attributable to changes in assets and liabilities:
Receivables	253	653	2,970
Payables	(495)	10,339	(463)
Other, net	1,728	(3,104)	2,245

Net cash used for operating activities	(33,764)	16,422	6,196

Cash flows from investing activities:
Proceeeds from sales of investments available-for-sale	—	8,162	—
Proceeds from maturities of investments available-for-sale	4,388	—	—
Purchases of investments available-for-sale	—	(8,516)	(3,960)
Proceeds from sale of subsidiary	—	10,188	—
Contributions to investments in subsidiaries	1,434	(29,913)	—
Change in restricted short-term investments	27,860	5,190	(1,700)

Net cash used for investing activities	33,682	(14,889)	(5,660)

Cash flows from financing activities:
Redemption of common stock	(4,163)	—	—
Proceeds from issuance of common stock	69	534	201

Net cash provided by financing activities	(4,094)	534	201

Net increase (decrease) in cash and short-term investments	(4,176)	2,067	737

Cash and short-term investments at beginning of year	7,279	5,212	4,475

Cash and short-term investments at end of year	$3,103	$7,279	$5,212

ACCEPTANCE INSURANCE COMPANIES INC.

SCHEDULE II—(Continued)

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

Going Concern—There is significant uncertainty as to whether Acceptance Insurance Companies Inc. (“AICI”) will be able to meet its cash flow needs. AICI has deferred interest payments on its Trust Preferred Securities, as permitted by the trust agreement and indenture, and has disputed or denied payments of certain other liabilities and commitments. While based upon current expectations AICI would likely have the ability to meet its cash flow needs through December 31, 2003, there can be no assurances considering the significant uncertainties that exist.

The Company aggregates cash and short-term investments with maturity dates of three months or less from the date of purchase for purposes of reporting cash flows.

Included in the Net Investment Income is $1.4 million, $1.8 million and $3.6 million of interest income on surplus notes from subsidiaries for the years ended December 31, 2002, 2001 and 2000, respectively.

Cash payments for interest were $6.4 million, $8.5 million and $8.5 million during the years ended December 31, 2002, 2001 and 2000, respectively.

ACCEPTANCE INSURANCE COMPANIES INC.

SCHEDULE III

SUPPLEMENTARY INSURANCE INFORMATION

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(In Thousands)

Column A	Column B	Column C	Column D	Column F	Column H	Column I	Column J	Column K
Segments	Deferred Policy Acquisition Costs	Losses and Loss Adjustment Expenses	Unearned Premiums	Premium Revenue	Insurance Losses and Loss Adjustment Expenses	Amortization of Deferred Policy Acquisition Costs	Other Operating Expenses	Premiums Written
2002:
Agricultural	$—	$10,265	$—	$28,789	$38,496	$—	$77,620	$28,789
Property and Casualty	—	284,856	232	8,316	27,630	—	6,829	7,123

Total	$—	$295,121	$232	$37,105	$66,126	$—	$84,449	$35,912

2001:
Agricultural	$—	$244,919	$—	$80,950	$18,588	$—	$52,219	$80,950
Property and Casualty	—	352,473	23,740	31,147	47,151	13,673	4,372	8,948

Total	$—	$597,392	$23,740	$112,097	$65,739	$13,673	$56,591	$89,898

2000:
Agricultural	$—	$169,384	$—	$53,674	$23,571	$—	$52,666	$53,674
Property and Casualty	7,219	448,507	34,772	132,999	108,033	41,125	5,085	83,407

Total	$7,219	$617,891	$34,772	$186,673	$131,604	$41,125	$57,751	$137,081

Column E—Not Applicable

Column G—Investment income data is not included as management does not allocate investments by segment.

ACCEPTANCE INSURANCE COMPANIES INC.

SCHEDULE V

VALUATION ACCOUNTS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(In Thousands)

Column A	Column B	Column C	Column D	Column E
	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2002	$8,043	$52,453	$4,734	$55,762
Year ended December 31, 2001	$6,281	$2,345	$583	$8,043
Year ended December 31, 2000	$7,037	$1,195	$1,951	$6,281

Supplementary Financial Information

See note 11 to the accompanying financial statements above.

Selected Consolidated Financial Data

The following table sets forth certain selected consolidated financial data and should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere herein. This selected consolidated financial data has been derived from the audited Consolidated Financial Statements of the Company and its subsidiaries.

	Years Ended December 31,
	2002(1)	2001(1)	2000(1)	1999(1)	1998(1)
	(in thousands, except per share data)
Statement of operations data:
Revenues:
Net investment income	587	1,940	2,386	902	679
Net realized capital gains	—	545	—	—	—

	587	2,485	2,386	902	679

Costs and expenses:
General and administrative expenses	1,433	1,061	1,919	4,592	3,502

Operating income (loss)	(846)	1,424	467	(3,690)	(2,823)

Interest expense and other	(8,688)	(8,682)	(8,677)	(9,058)	(8,994)

Loss before income taxes and discontinued operations	(9,534)	(7,258)	(8,210)	(12,748)	(11,817)
Income tax expense (benefit)	5,993	(2,540)	(2,933)	(4,147)	(3,904)

Loss from continuing operations	(15,527)	(4,718)	(5,277)	(8,601)	(7,913)
Income (loss) from discontinued operations, net of tax	(194,191)	(4,351)	(23,572)	(27,357)	13,449

Net income (loss)	$(209,718)	$(9,069)	$(28,849)	$(35,958)	$5,536

Income (loss) per share:
Basic and diluted:
Loss from continuing operations	$(1.08)	$(0.33)	$(0.37)	$(0.60)	$(0.53)
Income (loss) from discontinued operations	(13.56)	(0.30)	(1.65)	(1.92)	0.91
Net income (loss)	(14.65)	(0.63)	(2.02)	(2.52)	0.37

	December 31,
	2002	2001	2000	1999	1998
	(in thousands)
Balance sheet data:
Investments	$3,095	$39,552	$302,103	$387,875	$471,558
Investments—discontinued operations	136,387	172,813	42,180	35,743	17,839
Total assets	403,592	959,832	963,982	1,278,312	1,092,943
Borrowings and term debt	—	—	—	—	15,000
Company-obligated mandatorily redeemable Preferred Securities of AICI Capital Trust, holding solely Junior Subordinated Debentures of the Company	94,875	94,875	94,875	94,875	94,875
Losses and loss adjustment expense reserves—discontinued operations	295,121	597,392	617,891	781,377	524,744
Unearned premiums—discontinued operations	232	23,740	34,772	127,938	162,037
Stockholders’ equity	(53,864)	155,275	160,481	180,958	236,154
Other data:
Statutory Surplus (Deficit) of Insurance Companies (2)	(75,007)	129,131	140,248	158,551	236,041

(1)	For a discussion of the Company’s discontinued business, see “Business-Business Segments” and for a discussion of the accounting treatment of the Company’s MPCI business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-General.”
(2)	Statutory data has been derived from the separate financial statements of the Company’s insurance companies prepared in accordance with SAP. The statutory deficit at December 31, 2002 relates only to AIC, the Company’s only consolidated insurance company. The statutory deficit at December 31, 2002 was significantly impacted by the non-admission of pledged investments totaling approximately $89.9 million, under statutory accounting principles.

Industry Segments

The Company has historically been an agricultural risk management company providing comprehensive insurance products (“Agricultural Segment”) and a provider of property and casualty insurance (“Property and Casualty Segment”). Due to the financial condition of the Company and regulatory restrictions placed on the Company in the fourth quarter of 2002, the Company neither intends nor has the ability to continue its operations in the Agricultural Segment or the Property and Casualty Segment. As such, all operations in these segments have been presented as discontinued operations for financial statement purposes.

The principal lines of the Company’s Agricultural Segment were MPCI, supplemental coverages and named peril insurance. The Company’s Property and Casualty Segment primarily consisted of general liability, commercial property, commercial casualty, inland marine and workers’ compensation coverages.

Gross premiums written, net premiums written and net premiums earned for the Agricultural and the Property and Casualty Segments for the years ended December 31, are as follows:

	2002	2001	2000
	(in thousands)
Gross premiums written:
Agricultural	$293,784	$452,788	$298,432
Property and casualty	27,504	97,855	188,868

Total	$321,288	$550,643	$487,300

Net premiums written:
Agricultural	$28,789	$80,950	$53,674
Property and casualty	7,123	8,948	83,407

Total	$35,912	$89,898	$137,081

Net premiums earned:
Agricultural	$28,789	$80,950	$53,674
Property and casualty	8,316	31,147	132,999

Total	$37,105	$112,097	$186,673

See also note 18 to the accompanying financial statements above.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no disagreements with the Company’s independent accountants of the nature calling for disclosure under Item 9 of Form 10-K.

MANAGEMENTS’ DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations of the Company and its consolidated subsidiaries should be read in conjunction with the Company’s Consolidated Financial Statements and the notes thereto included elsewhere herein.

General

The Company historically has been an agricultural risk management company providing comprehensive insurance products (“Agricultural Segment”) and a provider of property and casualty insurance (“Property and Casualty Segment”). Due to the financial condition of the Company and regulatory restrictions placed on the Company in the fourth quarter of 2002, the Company neither intends nor has the ability to continue its operations in the Agricultural Segment or the Property and Casualty Segment. As such, all operations in these segments have been presented as discontinued operations for financial statement purposes.

The principal lines of the Company’s Agricultural Segment were MPCI, supplemental coverages, and named peril insurance. MPCI is a federally subsidized risk management program designed to encourage agricultural producers to manage their risk through the purchase of insurance policies. MPCI provides the agricultural producers with yield coverage for crop damage from substantially all natural perils. CRC is an extension of the MPCI program that provides a producer of crops with varying levels of insurance protection against loss of revenues caused by changes in crop prices, low yields, or a combination of the two. As used herein, the term MPCI includes CRC, unless the context indicates otherwise.

Certain characteristics of the Company’s crop business may affect comparisons, including: (i) the seasonal nature of the business whereby profits or losses are generally recognized predominately in the third or fourth quarter of the year; (ii) the nature of crop business whereby losses are known within a one year period; and (iii) the limited amount of investment income associated with crop business. In addition, cash flows from such business differ from cash flows from certain more traditional lines. The Company’s Agricultural Segment produced more volatility in the operating results on a quarter-to-quarter or year-to-year basis than has historically been the case due to the seasonal and short-term nature of the Company’s crop business, as well as the impact on the crop business of weather and other natural perils.

In its Agricultural Segment, the Company completed the acquisition of substantially all crop insurance assets and the assumption of certain crop insurance and reinsurance liabilities of Symons International Group, Inc. and affiliates including IGF Insurance Company (collectively referred to as “IGF”) on June 6, 2001. See “Acquisition of IGF Crop Insurance Assets.”

Many parts of the country experienced drought and abnormal growing conditions that significantly impacted the amount of losses under 2002 MPCI policies issued by the Company. These MPCI losses impact the Company’s share of profit it receives from or loss it pays to the Federal Crop Insurance Corporation (“FCIC”) under the profit sharing formula established by law and administered by the Risk Management Agency. Because of the extraordinary reported and expected volume and severity of crop insurance claims in 2002, the Company recorded a negative 1.5% profit share on a retained pool of approximately $418.2 million and recognized MPCI reinsurance costs and underwriting expenses through December 31, 2002 of approximately $79.6 million. Therefore the Company recorded a loss from crop insurance underwriting and operation for the year ended December 31, 2002 of approximately $87.3 million. The negative 1.5% profit share in 2002 compares to an adjusted 2001 crop year profit share of 16.2% on a retained pool of approximately $498.4 million, or approximately $80.9 million. See “Results of Operations.”

On November 18, 2002 the Company announced that it signed a Non-Binding Letter of Intent setting forth the preliminary terms for the Company’s potential sale of certain crop insurance assets to Rain and Hail L.L.C. and ACE American Insurance Company (collectively “Rain and Hail”). On November 25, 2002 Rain and Hail announced “termination of further negotiations under the previously announced Non-Binding Letter of Intent because RMA (USDA Risk Management Agency) would not allow the transaction as set forth in the terms of the Non-Binding Letter of Intent.”

Subsequent to the RMA and Rain and Hail actions, the operations of the Agricultural Segment were discontinued and American Growers Insurance Company (“AGIC”) was placed in rehabilitation by the District Court of Lancaster County, Nebraska. In rehabilitation, AGIC and its subsidiaries ceased to be under the control of the Company and are not included as consolidated subsidiaries of the Company at December 31, 2002. As the Company’s equity interest in AGIC and its subsidiaries are negative, the Company has reflected its investment in AGIC and its subsidiaries at fair market value of zero as the Company is no longer responsible for AGIC’s net liabilities. AIC does have exposure under reinsurance agreements with AGIC. The Company does not expect to be impacted by the discontinued operations of the Agricultural Segment in the future.

The Company announced several strategic decisions over the last several years which have significantly impacted the Property and Casualty Segment. During 1999, the Company discontinued or reduced its underwriting in several product lines of the Property and Casualty Segment business. In September 1999, the Company sold its nonstandard automobile business, including Phoenix Indemnity Insurance Company. In the first quarter of 2000 the Company transferred the renewal rights to all business previously produced and serviced by the Company’s Scottsdale, Arizona office and its “long haul” trucking business. During 2001 the Company discontinued or sold all remaining Property and Casualty Segment business. Additionally, as part of its strategy to exit the Property and Casualty Segment business, the Company sold Acceptance Indemnity Insurance Company (“AIIC”) and Acceptance Casualty Insurance Company (“ACIC”).

As of December 31, 2002 the only remaining consolidated insurance company of Acceptance Insurance Companies Inc. (“AICI”) is Acceptance Insurance Company (“AIC”). The Nebraska Department of Insurance Director (“Director”) entered an administrative Order of Supervision with respect to AIC on December 20, 2002 and AIC currently is operating pursuant to that Order. Under the Order of Supervision, AIC is required to pay all costs incurred by the Supervisor, AIC may not accept or renew any insurance business and may not perform any activities beyond those that are routine in the day-to-day conduct of its runoff business without prior approval of the Director or Supervisor. The Director currently has the authority to increase regulatory control of AIC by requesting an appropriate court to enter an Order of Rehabilitation or an Order of Liquidation, with or without a change in the financial condition of AIC. The Company believes increased regulatory control of AIC would have a significant negative impact on the Company.

The Company continues to manage the run-off of discontinued and sold businesses. Based upon the above, the Company expects the Property and Casualty Segment net premiums earned in 2003 to be significantly lower than 2002 and be primarily comprised of adjustments related to audits and endorsements for policies expiring in 2002 and prior years.

Critical Accounting Policies

Critical accounting policies are those that are important to the presentation of the Company’s financial condition and results of operations and require the Company’s management to make significant estimates or exercise significant judgment.

A critical accounting policy of the Company relates to the accounting treatment for MPCI business which is different than more traditional property and casualty insurance lines. The Company issued and administered MPCI policies, for which it received administrative fees, and the Company participated in a profit sharing arrangement in which it received from the government a portion of the aggregate profit, or paid a portion of the aggregate loss, with respect to the business it wrote. The Company’s share of profit or loss from its MPCI business is determined after the crop season ends on the basis of a profit sharing formula established by law and the Risk Management Agency (“RMA”). Due to the nature of several of the CRC products whereby results are based on the market prices of various commodities in the fourth quarter, as well as yields, and the significance of CRC as a percentage of MPCI, the Company historically has recorded its initial estimate of profit or loss for MPCI and related products in the fourth quarter. Due to the significance of known and estimatible losses for the 2002 crop year, the Company recorded its initial estimate of loss for MPCI and related products in the third quarter of 2002. Any changes in estimates typically occur during the following two to three quarters, after the claim adjustment process is substantially complete. The Company receives its profit share in cash, with 60% of the amount in excess of 17.5% of its MPCI Retention (as defined in the profit sharing agreement) in any year carried forward to future years, or it must pay its share of losses. For statement of operations purposes, gross premiums written consist of the aggregate amount of MPCI premiums paid by agricultural producers, and do not include any related federal premium subsidies. Additionally, any profit share earned by the Company, net of the cost of third party excess of loss reinsurance, is shown as net premiums written, which equals net premiums earned for MPCI business; whereas, any share of losses payable by the Company is charged to losses and loss adjustment expenses. MPCI premiums received during the year which correspond to next year’s crop season are deferred until the next year. Insurance underwriting expenses are presented net of administrative fees received from the RMA for reimbursement of costs incurred by the Company.

The Company accrues liabilities for unpaid losses and loss adjustment expenses. This liability for policy claims is established based on its review of individual claim cases and the estimated ultimate settlement amounts. This liability also includes estimates of claims incurred but not reported based on Company and industry paid and reported claim and settlement expense experience. Due to the inherent uncertainties in estimating this liability, the actual amounts may differ materially from the recorded amounts. These differences that arise between the ultimate liability for claims incurred and the liability established are reflected in the statement of operations in the period such information becomes known.

Reinsurance recoverables on unpaid losses and loss adjustment expenses are similarly subject to change of estimations. In addition to factors noted above, estimates of reinsurance recoveries may prove uncollectible if the reinsurer is unable or unwilling to meet its responsibilities under the reinsurance contracts. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.

Under reinsurance agreements with previously owned insurance subsidiaries, the Company assumes business, after cessions to outside reinsurers. While the amounts recoverable from these outside reinsurers are not assets of the Company, the Company is contingently liable for any uncollectible amounts due from outside reinsurers related to this business. The Company analyzes this contingent liability as part of its review of reinsurance recoverable exposures. Any differences that arise between previously accrued amounts and actual unrecoverable amounts are reflected in the statement of operations in the period such information becomes known.

The Company has recorded a net deferred income tax asset to reflect the Company’s net operating loss carryforwards and the tax impact of temporary differences between the carrying amounts for financial and tax purposes. For tax purposes, the Company’s net operating loss carryforwards expire, if unused, beginning in 2019. The realization of the net deferred tax asset is dependent upon the Company’s ability to generate sufficient taxable income in future periods. In determining whether the net deferred tax asset will be realized, management is required to estimate future earnings and project reversal of temporary differences. Future effects from any changes in these estimates, which may be material, are recorded in the period of the change.

The Company’s balance sheet included an asset for excess of cost over acquired net assets (“goodwill”) for prior acquisitions accounted for under the purchase method of accounting. With the adoption of SFAS No. 142 on January 1, 2002 goodwill was no longer amortized and in accordance with SFAS No. 142 the goodwill is tested for impairment annually and between annual tests if an event occurs that would more likely than not reduce the fair value of the reporting unit.

Forward-Looking Information

Except for the historical information contained herein, matters discussed herein may constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information reflects the Company’s current best estimates regarding future operations, but, as these are only estimates, actual results may differ materially from such estimates.

A variety of events, most of which are outside the control of the Company, cannot be accurately predicted and may materially impact estimates of future operations. Important among such factors are changes in state and federal regulations, changes in the reinsurance market, including the ability and willingness of reinsurers to pay claims, changes in tax laws, financial market performance, changes in federal policies or court decisions affecting coverages, changes in the rate of inflation, interest rates and general economic conditions.

The only consolidated insurance subsidiary of AICI at December 31, 2002, AIC, is regulated by the Nebraska Department of Insurance (“NEDOI”). AIC is currently under supervision by the NEDOI. AIC reported total statutory policyholders’ deficit of approximately $75.0 million at December 31, 2002. The Company’s statutory equity was significantly impacted by the non-admission of pledged investments totaling approximately $89.9 million, under statutory accounting principles. The Director currently has the authority to increase regulatory control of AIC by requesting an appropriate court to enter an Order of Rehabilitation or an Order of Liquidation, with or without a change in the financial condition of AIC. The Company believes increased regulatory control of AIC would have a significant negative impact on the Company.

Additionally, there is significant uncertainty as to whether AIC will be able to meet its future cash flow needs. A major portion of AIC’s investments are pledged to states and to acquirers of former Company affiliates and AIC’s ability to meet its cash flow needs will be highly dependent upon AIC’s ability to get significant amounts of pledged funds released. Additionally, AIC’s cash flows are significantly impacted by any changes in the expected payout of insurance losses and loss adjustment expenses. AIC’s ability to meet its cash flow needs is also dependent upon the timely recovery of reinsurance balances, including the favorable resolution of balances currently in dispute. While based upon current expectations AIC would likely have the ability to meet its cash flow needs through December 31, 2003, there can be no assurances considering the significant uncertainties that exist.

There is also significant uncertainty as to whether AICI will be able to meet its cash flow needs. AICI has deferred interest payments on its Trust Preferred Securities, as permitted by the trust agreement and indenture, and has disputed or denied payments of certain other liabilities and commitments. While based upon current expectations AICI would likely have the ability to meet its cash flow needs through December 31, 2003, there can be no assurances considering the significant uncertainties that exist.

Forward-looking information set forth herein does not take into account any impact from the various factors noted above which may affect future results. See “General” for additional information regarding these events and factors.

Results of Operations

Year ended December 31, 2002

Compared to Year Ended December 31, 2001

The Company’s net loss was approximately $209.7 million, or $14.65 per share, for the year ended December 31, 2002 as compared to a net loss of approximately $9.1 million, or $0.63 per share, for the year ended December 31, 2001. The increase in net loss was comprised of a $10.8 million increase in loss from continuing operations and a $189.8 million increase in loss from discontinued operations, net of tax.

The increase in the net loss from continuing operations was primarily related to a decrease in net investment income and net realized gains and change in valuation allowance for deferred taxes. Net investment income was impacted by a declining portfolio and a lower interest rate environment. During the year ended December 31, 2002, the Company’s ability to generate sufficient taxable income in future periods was significantly impacted by results in its Agricultural Segment. Management concluded it is unlikely that the deferred tax asset will be realized and recorded a valuation allowance related to continuing operations of $9.3 million as of December 31, 2002.

The increase in the net loss from discontinued operations, net of tax, during the year ended December 31, 2002 was primarily attributable to an increase in the underwriting loss in the Agricultural Segment, the expensing of $27.5 million in current and future obligations under a multi-year reinsurance agreement, the impairment of $5.7 million of intangibles, the write-off of the excess of cost over acquired net assets of $30.0 million, the impairment of property and equipment of $3.7 million, the establishment of a deferred income tax valuation allowance of $73.1 million and a decrease in net investment income and realized capital gains (losses). Partially offsetting these increases was a decrease in the Property and Casualty Segment underwriting loss and the $4.0 million adjustment to equity and investment interest in AGIC and subsidiaries related to adjusting the negative equity to fair market value of zero as the Company is no longer responsible for AGIC’s net liabilities.

The underwriting loss from the Company’s Agricultural Segment was approximately $87.3 million for the year ended December 31, 2002 compared to underwriting earnings of approximately $10.1 million for the year ended December 31, 2001.

The Company historically has recorded its initial estimate of profit or loss for MPCI and related products in the fourth quarter. Any changes in such estimates typically occurred during the first two quarters of the following year, after the claim adjustment process is substantially complete. Due to the significance of known and estimatible losses for the 2002 crop year, the Company recorded its initial estimate of loss for MPCI and related products in the third quarter of 2002. Accordingly, any changes in such estimates will typically occur during the following three quarters, after the claim adjustment process is substantially complete.

The underwriting earnings or loss for the MPCI business is generally comprised of the FCIC profit share net of the amounts ceded to private reinsurers, expenses in excess of MPCI reimbursements from the FCIC, and amortization expense for non-competition agreements. Additionally, MPCI underwriting results include any adjustments to prior year MPCI results.

MPCI Gross Premiums decreased from $698 million in 2001 to $580 million in 2002. The MPCI premium volume decrease was primarily due to planned reductions in certain territories, decline related to the merging of the Company’s book of business with the business acquired from IGF, generally lower base prices for several crops, and a change in the distribution of business from CRC to Revenue Assurance—Harvest Price Option (“RA”). While the Company had historically written a minimal amount of RA business, the Company experienced a substantial increase in RA business due to certain RA policies that provide the same coverage as CRC at a lower premium.

Many parts of the country experienced drought and abnormal growing conditions that significantly impacted the amount of losses under 2002 MPCI policies issued by the Company. The Company experienced significant loss activity related to the crops of corn, soybeans and wheat in the states of Nebraska, Kansas, Colorado, North Dakota, South Dakota, Ohio and Missouri. These MPCI losses impact the Company’s share of profit it receives from or loss it pays to the Federal Crop Insurance Corporation (“FCIC”) under the profit sharing formula established by law and administered by the Risk Management Agency. Because of the extraordinary reported and expected volume and severity of crop insurance claims in 2002, the Company recorded a negative 1.5% profit share on a retained pool of approximately $418.2 million, or $6.3 million, and recognized MPCI reinsurance costs and underwriting expenses of approximately $79.6 million. Therefore the Company recorded a loss from crop insurance underwriting and operation for the year ended December 31, 2002 of approximately $87.3 million. The negative 1.5% profit share in 2002 compares to an adjusted 2001 crop year profit share of 16.2% on a retained pool of approximately $498.4 million, or approximately $80.9 million.

The Company ceded approximately $65 million of its 2002 crop year MPCI Retained Premiums under quota share agreements to private reinsurers participating in its overall crop reinsurance programs. The net exposure was further reduced by excess of loss reinsurance purchased from private carriers with a total cost of approximately $10.7 million for the 2002 crop year. Under the MPCI program, the Company retains the first 4.5% of loss under the MPCI profit share calculation with excess of loss reinsurance providing protection above that percentage. From 4.5% to 35% of loss under the MPCI profit share calculation, the Company retains 10% of the exposure. Above 35%, the Company participates at varying levels.

For the year ended December 31, 2002, the amount of direct and allocated expenses in excess of MPCI reimbursements from the FCIC totaled approximately $61.5 million and non-competition expense totaled approximately $2.5 million. Additionally, the Company expensed its current and future obligations under a multi-year reinsurance agreement totaling $27.5 million as no future benefit will inur to the Company. During 2002, the Company determined that the intangible asset related to non-competition agreements, approximately $5.7 million, and the goodwill carried on the books of the Company at approximately $30.0 million were impaired and were written down to zero.

During the year ended December 31, 2002 the estimated profit share for the 2001 crop year was reestimated at $80.9 million on a MPCI retained pool of $498.4 million, or 16.2% as compared to an estimated profit share recorded at December 31, 2001 of $86.2 million on a MPCI retained pool of $499.4 million, or 17.3%. Of the change in estimate, the first quarter 2002 results included $5.4 million of the decrease in estimated profit share which was partially offset by a related reduction in private MPCI reinsurance costs totaling approximately $1.9 million. The primary factor impacting the estimated MPCI profit share was excessive rain in cotton producing areas in the Southeastern United States, which delayed processing of the 2001 cotton harvest into 2002 and damaged the cotton before it could be processed, combined with lower commodity prices for cotton.

During the year ended December 31, 2002, the Company’s ability to generate sufficient taxable income in future periods was significantly impacted by results in its Agricultural Segment. Management concluded it is unlikely that the deferred tax asset would be realized and recorded a valuation allowance of $73.1 million related to discontinued operations as of December 31, 2002.

On November 18, 2002 the Company announced that it signed a Non-Binding Letter of Intent setting forth the preliminary terms for the Company’s potential sale of certain crop insurance assets to Rain and Hail L.L.C. and ACE American Insurance Company (collectively “Rain and Hail”). On November 25, 2002 Rain and Hail announced “termination of further negotiations under the previously announced Non-Binding Letter of Intent because RMA (USDA Risk Management Agency) would not allow the transaction as set forth in the terms of the Non-Binding Letter of Intent.”

Subsequent to the RMA and Rain and Hail actions, the operations of the Agricultural Segment were discontinued and AGIC was placed in rehabilitation by the District Court of Lancaster County, Nebraska. In rehabilitation, AGIC and its subsidiaries ceased to be under the control of the Company and are not included as consolidated subsidiaries of the Company at December 31, 2002. As the Company’s equity interest in AGIC and its subsidiaries are negative, the Company has reflected its investment in AGIC and its subsidiaries at fair market value of zero as the Company is no longer responsible for AGIC’s net liabilities. The adjustment to equity and investment interest in subsidiaries is comprised of the negative equity investment in AGIC and subsidiaries which was adjusted to a fair market value of zero as the Company is no longer responsible for AGIC’s net liabilities net of the establishment of a one hundred percent allowance for the $20 million surplus note receivable AIC has from AGIC. AIC does have exposure under reinsurance agreements with AGIC. The Company does not expect to be impacted by the discontinued operations of the Agricultural Segment in the future.

Additionally, the Company’s impairment of property and equipment represents the write-off of crop related property and equipment assets net of expected proceeds. These items were assets of AIC but are not being utilized by any operations of the companies in the consolidated group.

During 2001 the Company recorded an estimated profit share of $86.2 million on its MPCI retained pool of approximately $499.4 million, or 17.3%. The Company ceded approximately $78 million of its 2001 crop year MPCI Retained Premiums under quota share agreements to private reinsurers participating in its overall crop reinsurance programs. Based upon the estimated profit share recorded in 2001, this reduced MPCI underwriting earnings by approximately $12.7 million and was recorded as additional underwriting expenses. The net exposure was further reduced by excess of loss reinsurance purchased from private carriers with a total cost of approximately $22.4 million for the 2001 crop year.

For the year ended December 31, 2001 the amount of direct and allocated expenses in excess of MPCI reimbursements from the FCIC totaled approximately $37.6 million. Additionally, non-competition and goodwill amortization costs for the year ended December 31, 2001 totaled $2.7 million. The MPCI underwriting earnings for 2001 included approximately $1.9 million from partial reimbursement of research and development costs previously associated with the development of the CRC product. This one-time reimbursement from the FCIC was recorded as a reduction to underwriting expenses. The underwriting earnings for the year ended December 31, 2001 also included negative adjustments of approximately $1.6 million related to 2000 crop year results. These adjustments included a decrease in the estimated 2000 year MPCI profit share of approximately $4.8 million partially offset by approximately $3.2 million in lower operating costs primarily comprised of a decrease in related reinsurance costs and agency contingent commissions.

During the past few years, the Company discontinued or sold all remaining Property and Casualty Segment business. In March 2001, the Company sold a significant portion of its property and casualty business to Insurance Corporation of Hannover and in May 2001, the Company sold several of the remaining lines of business to McM Corporation and to American Reliable Insurance Company (See “Sale of Subsidiaries and Property and Casualty Segment Business and Related Guarantees”). Accordingly, the net premiums earned in the Property and Casualty Segment decreased from approximately $31.1 million for the year ended December 31, 2001 to $8.3 million for the year ended December 31, 2002.

The Company’s Property and Casualty Segment had an underwriting loss of approximately $26.1 million for the year ended December 31, 2002 compared to an underwriting loss of approximately $34.0 million for 2001. The results for the year ended December 31, 2002 included a reserve strengthening of approximately $21.1 million. The reserve development for the year ended December 31, 2002 was comprised of approximately $20.3 million of adverse reserve development attributable to the general liability and commercial multi-peril lines of business.

The Company’s Property and Casualty Segment results for the year ended December 31, 2001 included a reserve strengthening of approximately $14.8 million. The reserve strengthening was concentrated primarily in the general liability lines of business for accident years 1999 and prior. The Company recorded other adjustments in the Property and Casualty Segment that contributed to the underwriting loss in 2001. These included severance costs of approximately $1.3 million associated with the run-off of the Property and Casualty Segment business. Additionally, ceded reinsurance premium for certain property insurance lines were below minimum levels established in reinsurance contracts, requiring the Company to recognize a contractually established minimum premium resulting in additional reinsurance costs of approximately $1.4 million.

While the Company has discontinued its Property and Casualty Segment business, its operating results may continue to be significantly impacted by the Property and Casualty Segment. Significant factors that may impact future results include the adequacy of the Company’s estimate of loss and loss adjustment expense reserves, the recoverability of the Company’s reinsurance recoverables and the recoverability of certain reinsurance recoverables of previously owned subsidiaries for which the Company is contingently liable, and the ability to meet the cash flow needs of AIC. See “Sale of Subsidiaries and Property and Casualty Segment Business and Related Guarantees” and “Liquidity and Capital Resources.”

The Company’s net investment income related to discontinued operations declined from approximately $14.7 million for the year ended December 31, 2001 to approximately $6.8 million for the year ended December 31,

2002. This decrease in investment income was primarily a result of lower interest yields due to the lower interest rate environment coupled with a decline in the size of the investment portfolio. The Company’s net realized capital gains were approximately $2.8 million for the year ended December 31, 2001 as compared to net realized capital losses of approximately $1.5 million for the year ended December 31, 2002. During the year ended December 31, 2002, net realized losses were impacted by approximately $1.5 million of other than temporary impairments of common stock securities.

Year ended December 31, 2001

Compared to Year Ended December 31, 2000

The Company’s net loss decreased from $28.8 million for the year ended December 31, 2000 to a net loss of $9.1 million for the year ended December 31, 2001. This reduction primarily related to a decrease in loss from discontinued operations, net of tax, from $23.6 million at December 31, 2000 to $4.4 million at December 31, 2001. The reduction in loss from discontinued operations was primarily a result of improved Agricultural Segment underwriting earnings. Partially offsetting this improvement was a decrease in investment income and increased underwriting losses in the Property and Casualty Segment from 2000 to 2001.

The underwriting earnings from the Company’s Agricultural Segment improved from a $22.6 million loss in 2000 to $10.1 million in earnings in 2001. Within the Agricultural Segment, MPCI underwriting results improved from a $7.0 million loss for the year ended December 31, 2000 to earnings of $11.0 million for the year ended December 31, 2001. The underwriting loss related to crop hail, other named peril and supplemental coverages decreased from $15.5 million in 2000 to $900,000 in 2001.

The underwriting earnings for the MPCI business is generally comprised of the FCIC profit share net of the amounts ceded to private reinsurers, expenses in excess of MPCI reimbursements from the FCIC, and amortization expense for non-competition agreements and goodwill. Additionally, MPCI underwriting earnings include any adjustments to prior year MPCI results.

MPCI Gross Premiums increased from $375 million in 2000 to $698 million in 2001. The MPCI premium volume increase in 2001 was primarily a result of the Company’s acquisition on June 6, 2001 of the crop insurance business from Symons International Group, Inc. and affiliates including IGF Insurance Company (collectively referred to as “IGF”) which accounted for $269 million of 2001 MPCI Gross Premiums. During 2001 the Company recorded an estimated profit share of $86.2 million on its MPCI retained pool of approximately $499.4 million, or 17.3%, while in 2000 the Company recorded an estimated profit share of $40.0 million on its MPCI retained pool of approximately $232.0 million, or 17.2%. During 2001, the profit share relating to the 2000 crop year was reestimated at $35.2 million, or 15.2% of the MPCI retained pool.

In addition to the FCIC reinsurance program, the Company utilizes third party reinsurance to manage volatility in loss exposure. The Company ceded approximately $78 million of its 2001 crop year MPCI Retained Premiums under quota share agreements to private reinsurers participating in its overall crop reinsurance programs. Based upon the estimated profit share recorded in 2001, this reduced MPCI underwriting earnings by approximately $12.7 million and was recorded as additional underwriting expenses. The net exposure was further reduced by excess of loss reinsurance purchased from private carriers with a total cost of approximately $22.4 million for the 2001 crop year. The Company has future obligations under certain multi-year excess of loss and quota share reinsurance agreements in its Agricultural Segment. The cost of the multi-year excess of loss coverage is $7.5 million per year through 2006.

For the year ended December 31, 2001 the amount of direct and allocated expenses in excess of MPCI reimbursements from the FCIC totaled approximately $37.6 million. Additionally, non-competition and goodwill amortization costs for the year ended December 31, 2001 totaled $2.7 million. The MPCI underwriting earnings for 2001 included approximately $1.9 million from partial reimbursement of research and development costs previously associated with the development of the CRC product. This one-time reimbursement from the FCIC was recorded as a reduction to underwriting expenses. The underwriting earnings for the year ended December 31, 2001 also included negative adjustments of approximately $1.6 million related to 2000 crop year results. These adjustments included a decrease in the estimated 2000 year MPCI profit share of approximately $4.8 million partially offset by approximately $3.2 million in lower operating costs primarily comprised of a decrease in related reinsurance costs and agency contingent commissions.

Gross and net earned premiums for the Company’s crop hail, other named peril and supplemental coverages (“non-MPCI”) increased from $59.1 million and $14.9 million, respectively, during the year ended December 31, 2000 to $82.6 million and $21.6 million, respectively, during the year ended December 31, 2001. Approximately $36.9 million and $3.8 million of the gross and net earned premiums, respectively, for 2001 relate to the crop business acquired in the IGF transaction. The crop hail quota share cessions for 2001 included a 100% quota share with an affiliate of IGF for the crop hail business acquired from IGF, specifically for all policies effective prior to June 6, 2001. The 2001 crop year results on the Company’s non-MPCI business improved from 2000 primarily as a result of the improved loss ratio. For the years ended December 31, 2001 and 2000 the Company’s crop year net loss ratios for non-MPCI were approximately 79.7% and 111.5%, respectively.

Additionally, the Company’s Agricultural Segment results for the year ended December 31, 2000 included a $4.0 million charge related to the settlement of the class action suit by rice producers and $6.7 million in underwriting charges related to loss development resulting from higher than expected payments on the settlement of 1999 CRCPlus losses. The 2000 results for the Agricultural Segment also included approximately $9.5 million in underwriting earnings primarily related to an increase in the 1999 MPCI profit share.

During the past three years, the Company discontinued or sold all remaining Property and Casualty Segment business. In March 2001, the Company sold a significant portion of its property and casualty business to Insurance Corporation of Hannover and in May 2001, the Company sold several of the remaining lines of business to McM Corporation and to American Reliable Insurance Company (See “Sale of Subsidiaries and Property and Casualty Segment Business and Related Guarantees”. Accordingly, the net premiums earned in the Property and Casualty Segment decreased from approximately $133.0 million for the year ended December 31, 2000 to $31.1 million for the year ended December 31, 2001.

The Company’s Property and Casualty Segment results for the year ended December 31, 2001 included a reserve strengthening of approximately $14.8 million. The reserve strengthening was concentrated primarily in the general liability lines of business for accident years 1999 and prior. The Company recorded other adjustments in the Property and Casualty Segment that contributed to the underwriting loss in 2001. These included severance costs of approximately $1.3 million associated with the run-off of the Property and Casualty Segment business. Additionally, ceded reinsurance premium for certain property insurance lines were below minimum levels established in reinsurance contracts, requiring the Company to recognize a contractually established minimum premium resulting in additional reinsurance costs of approximately $1.4 million.

The Company’s net investment income included in discontinued operations declined from approximately $22.3 million for the year ended December 31, 2000 to approximately $14.7 million for the year ended December 31, 2001. This decrease in investment income was primarily a result of a significantly lower interest rate environment during 2001 coupled with a decline in the size of the investment portfolio.

Liquidity and Capital Resources

The Company has included a discussion of the liquidity and capital resources requirement of the Company and the Company’s insurance subsidiaries.

The Company—Parent Only

As an insurance holding company, the AICI’s assets consist primarily of the equity interest in AIC, a surplus note issued by AIC and investments held at the holding company level. The Company’s liquidity needs are primarily to service debt and pay operating expenses.

At December 31, 2002 the Company has $3.1 million in cash and short-term investments. The Company also holds a surplus note for $20 million issued by AIC, bearing interest at the rate of 9% per annum payable quarterly. The Company does not expect to have access to any surplus note interest payments or dividend payments from AIC, as these payments would require Nebraska Department of Insurance (“NEDOI”) approval as AIC is currently under the supervision of the NEDOI.

During the first quarter of 2003, the Company sold its office building in Council Bluffs, Iowa. The net proceeds included $100,000 cash and a note receivable totaling approximately $1.4 million.

In August 1997, AICI Capital Trust, a Delaware business trust organized by the Company (the “Issuer Trust”) issued 3.795 million shares or $94.875 million aggregate liquidation amount of its 9% Preferred Securities (liquidation amount $25 per Preferred Security). The Company owns all of the common securities (the “Common Securities”) of the Issuer Trust. The Preferred Securities represent preferred undivided beneficial interests in the Issuer Trust’s assets. The assets of the Issuer Trust consist solely of the Company’s 9% Junior Subordinated Debentures due in 2027, which were issued in August 1997 in an amount equal to the total of the Preferred Securities and the Common Securities.

Distributions on the Preferred Securities and Junior Subordinated Debentures are cumulative, accrue from the date of issuance and are payable quarterly in arrears. The Junior Subordinated Debentures are subordinate and junior in right of payment to all senior indebtedness of the Company and are subject to certain events of default and can be called at par value after September 30, 2002, all as described in the Junior Debenture Indenture. At December 31, 2002 and 2001, the Company had Preferred Securities of $94.875 million outstanding at a weighted average interest cost of 9.2%.

Cash payments for interest related to the Junior Subordinated Debentures were approximately $6.4 million, $8.5 million and $8.5 million during the years ended December 31, 2002, 2001 and 2000. Effective November 18, 2002, the Company elected to defer payment of interest on its Junior Subordinated Debentures, as permitted by the trust agreement and indenture, beginning with the interest payment date on December 31, 2002 until not later than September 30, 2007. The interest payments on the Preferred Securities will be deferred for a corresponding period.

There is significant uncertainty as to whether the Company will be able to meet its cash flow needs. As noted above, the Company has deferred interest payments on its Trust Preferred Securities and additionally, the Company has disputed or denied payment of certain other liabilities and commitments. While based upon current expectations AICI would likely have the ability to meet its cash flow needs through December 31, 2003, there can be no assurances considering the significant uncertainties that exist.

ACCEPTANCE INSURANCE COMPANY

The Company’s only consolidated insurance subsidiary at December 31, 2002 is AIC. The principal liquidity needs of AIC are to fund losses and loss adjustment expense payments and operating expenses related to the run-off of its operations. The available sources to fund these requirements are cash flows from the Company’s investment activities, of which at December 31, 2002 approximately 83% and 33% of AIC’s fixed maturity securities and short-term investments, respectively, are pledged to states and to acquirers of former Company affiliates.

The Company’s investment portfolio is primarily comprised of fixed maturities and short-term investments. At December 31, 2002, approximately $92 million of fixed maturity securities and short-term investments were placed in a trust and pledged in order to secure the Company’s obligations under reinsurance agreements. The agreements provide for the release of the pledged securities as the obligations under the reinsurance agreements decrease. However, if the Company is unsuccessful in obtaining the release of pledged securities, the Company’s liquidity would suffer a significant negative impact. See “Sale of Subsidiaries and Property and Casualty Segment Business and Related Guarantees” for additional information. Additionally, as required by insurance regulatory laws, certain fixed maturity securities with an estimated fair value of approximately $7.6 million at December 31, 2002 were deposited in trust with regulatory agencies.

There is significant uncertainty as to whether AIC will be able to meet its future cash flow needs. As noted above, a major portion of AIC’s investments are pledged and AIC’s ability to meet its cash flow needs will be highly dependent upon AIC’s ability to get significant amounts of pledged funds released. Additionally, AIC’s cash flows are significantly impacted by any changes in the expected payout of insurance losses and loss adjustment expenses. AIC’s ability to meet its cash flow needs is also dependent upon the timely recovery of reinsurance balances, including the favorable resolution of balances currently in dispute. While based upon current expectations AIC would likely have the ability to meet its cash flow needs through December 31, 2003, there can be no assurances considering the significant uncertainties that exist.

Changes in Financial Condition

The Company’s stockholders’ equity decreased by approximately $209.1 million from December 31, 2001 to December 31, 2002. The principal component of this decrease was a net loss of $209.7 million for the year ended December 31, 2002.

Consolidated Cash Flows

Cash used by operating activities was $32.3 million during the year ended December 31, 2002 compared to positive cash flows from operating activities of $13.9 million for the year ended December 31, 2001. The Company expects negative cash flows from operating activities as the Company runs off its operations. See “The Parent—Company Only” and “Acceptance Insurance Company” regarding uncertainties of the Company to meet its ongoing cash flow needs.

Inflation

The Company does not believe that inflation has had a material impact on its financial condition or the results of operations.

Quantitative and Qualitative Disclosure about Market Risk

The Company’s balance sheet includes a significant amount of assets and liabilities whose fair value are subject to market risk. Market risk is the risk of loss arising from adverse changes in market interest rates or prices. The Company currently has interest rate risk as it relates to its fixed maturity securities and equity price risk as it relates to its marketable equity securities. The Company’s market risk sensitive instruments are entered into for purposes other than trading.

At December 31, 2002 and 2001 the Company had $114.7 million and $91.0 million, respectively, of fixed maturity investments that were subject to market risk. At December 31, 2002 and 2001 the Company had $7.3 million and $5.1 million, respectively, of marketable equity securities that were subject to market risk. The Company’s investment strategy is to manage the duration of the portfolio relative to the duration of the liabilities while managing interest rate risk.

The Company uses two models to analyze the sensitivity of its market risk assets. For its fixed maturity securities, the Company uses duration modeling to calculate changes in fair value. For its marketable equity securities, the Company uses a hypothetical 20% decrease in the fair value of these securities. Actual results may differ from the hypothetical results assumed in this disclosure due to possible actions taken by management to mitigate adverse changes in fair value and because fair values of securities may be affected by credit concerns of the issuer, prepayment speeds, liquidity of the security and other general market conditions. The sensitivity analysis duration model used by the Company produces a loss in fair value of $1.6 million and $1.0 million on its fixed maturity securities as of December 31, 2002 and 2001, respectively, based on a 100 basis point increase in interest rates. The hypothetical 20% decrease in fair value of the Company’s marketable equity securities produces a loss in fair value of $1.5 million and $1.0 million as of December 31, 2002 and 2001, respectively.

Acquisition of IGF Crop Insurance Assets

On June 6, 2001 the Company completed the acquisition of substantially all crop insurance assets and the assumption of certain crop insurance and reinsurance liabilities of Symons International Group, Inc. and affiliates including IGF Insurance Company (collectively referred to as “IGF”). The Company paid approximately $27.4 million at closing and agreed to make deferred payments of up to an additional $9.0 million, which included amounts for non-competition agreements, prospective reinsurance agreements, and property and equipment. Additionally, the Company reimbursed IGF for certain costs related to the 2001 crop season. The Company funded the acquisition with internally generated resources, including proceeds from the sale of certain property and casualty assets. During 2000, IGF’s gross crop insurance premiums, including MPCI subsidies, totaled approximately $241 million and the Company’s gross crop insurance premiums for the same period totaled approximately $434 million.

The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of operations include the acquired crop results beginning June 6, 2001. The assets acquired and recognition of liabilities directly related to the acquisition of $34.2 million and $6.8 million, respectively, were recorded at estimated fair values as determined by the Company’s management. The Company’s purchase price allocation included $18.3 million of goodwill and $10.1 million of intangible assets. The assets acquired and recognition of liabilities directly related to the acquisition and the allocation of the purchase price was revised in the second quarter of 2002 based upon final determination of fair values. During 2002, it was determined that the intangible asset related to non-competition agreements and the goodwill carried on the books of the Company are impaired. Accordingly, the Company wrote down these assets to zero.

Sale of Subsidiaries and Property and Casualty Segment Business and Related Guarantees

The Company sold its wholly owned insurance subsidiary, Redland Insurance Company (“Redland”), to Clarendon National Insurance Company (“Clarendon”) effective as of July 1, 2000. The sale was a cash transaction of approximately $10.9 million based upon the market value of Redland after the divestiture of various assets, including the Redland subsidiaries, to a wholly owned subsidiary of AICI. The transaction included the appointment of other Company subsidiaries as a producer and administrator for the business the Company wrote through Clarendon and Redland. The Company also reinsures certain portions of the business written by Clarendon and Redland. At December 31, 2002, approximately $76.7 million of fixed maturities available-for-sale and $3.6 million of short-term investments were placed in a trust and pledged to Clarendon to secure the Company’s obligations under reinsurance agreements. Under these reinsurance agreements, the Company assumes business from Clarendon and Redland after cessions to outside reinsurers (“Clarendon Reinsurers”). The Company is contingently liable for any uncollectible amounts due from Clarendon Reinsurers related to this business. At December 31, 2002, Clarendon and Redland reinsurance recoverables from Clarendon Reinsurers, which are not included on the balance sheet of the Company, totaled approximately $118 million.

The amounts pledged to Clarendon were used to secure the issuance of a $20.6 million Redland letter of credit to the California Department of Insurance related to bond requirements resulting from the Company’s workers’ compensation business written on Redland paper (“Bond Requirements”).

In March 2003, the Company and Clarendon agreed to a Master Collateral Agreement (“MCA”) which supercedes previous agreements with respect to the minimum pledged assets to be included in the trust, the methodology for releasing these pledged assets from the trust and use of the trust account for collateral for the issuance of letters of credit to the California Department of Insurance. Subsequent to the signing of the MCA, approximately $20 million of pledged assets were released from the trust account. Additionally, the Company has agreed to take whatever action may be reasonably necessary to permit Clarendon, in accordance with the MCA, to increase the Redland letter of credit amount by approximately $29 million.

In general, the minimum amount to be included in the trust account is based upon the greater of 1) certain percentages of loss and loss adjustment expense reserves assumed by the Company from Clarendon and Redland and reinsurance recoverables from Clarendon Reinsurers for which the Company is contingently liable or 2) 70% of the Bond Requirements.

In March 2001, the Company sold a significant portion of its Property and Casualty Segment business to Insurance Corporation of Hannover (“ICH”). The terms of the agreement included the sale of selected lines of business, a reinsurance treaty whereby the unearned premium and any additional premiums for these selected lines would be reinsured by ICH, and the transfer of certain employees to ICH. Additionally, the Company’s right to repurchase Redland under the agreement between the Company and Clarendon, an affiliate of ICH, was waived.

As of July 1, 2001, the Company sold two wholly owned insurance companies to McM Corporation, a Raleigh, North Carolina based insurance holding company (“McM”). The two companies, Acceptance Indemnity Insurance Company (“AIIC”) and Acceptance Casualty Insurance Company (“ACIC”), underwrote primarily Property and Casualty Segment insurance. The sale was a cash transaction of approximately $20.6 million that resulted in a realized gain in the third quarter of 2001 of approximately $375,000. The Company also reinsures certain portions of the business written by AIIC and ACIC. As of December 31, 2002 approximately $11.5 million of fixed maturities available-for-sale and $130,000 of short-term investments were placed in a trust and pledged to McM to secure the Company’s net obligations under the reinsurance agreements. Under these reinsurance agreements, the Company assumes business from AIIC and ACIC after cessions to outside reinsurers (“AIIC Reinsurers”). The Company is contingently liable for any uncollectible amounts due from AIIC Reinsurers related to this business. At December 31, 2002, AIIC and ACIC reinsurance recoverables from AIIC Reinsurers, which are not included on the balance sheet of the Company, totaled approximately $40 million.

In addition, effective May 1, 2001, McM purchased a selected portfolio of the Company’s Property and Casualty Segment insurance programs. Also effective May 1, 2001, the Company sold its Farm and Ranch and Flood insurance programs to American Reliable Insurance Company. The terms of these agreements included the sale of these selected lines of business, a reinsurance treaty whereby the unearned premium and any additional premiums for these selected lines would be reinsured by the buyers, and the transfer of certain employees to the buyers.

As of May 1, 2001 the Company engaged Berkley Risk Administrators Company (“BRAC”) to manage the adjustment and completion of all remaining Property and Casualty Segment claims. BRAC has employed certain persons previously employed by the Company.

As a result of the Company’s strategy to exit its Property and Casualty Segment business and based upon estimated future discounted cash flows, the Company concluded that the excess of cost over acquired net assets was partially impaired by approximately $9.9 million. As such, the Company recorded a $9.9 million charge for the write-off of excess of cost over acquired net assets in the fourth quarter of 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information relating to this item is set forth under the caption “Quantitative and Qualitative Disclosure About Market Risk” in Management’s Discussion and Analysis of Financial Condition and Results of Operation above.

BUSINESS

The Company has historically been an agricultural risk management company providing comprehensive insurance products (“Agricultural Segment”) and a provider of property and casualty insurance (“Property and Casualty Segment”). Due to the financial condition of the Company and regulatory restrictions placed on the Company in the fourth quarter of 2002, the Company neither intends nor has the ability to continue its operations in the Agricultural Segment or the Property and Casualty Segment (See “Business Segments”). As such, all operations in these segments have been presented as discontinued operations for financial statement purposes.

The Company’s current business strategy can be summarized as follows:

•	minimize payments of losses and loss adjustment expenses;

•	effectively manage the collection of reinsurance balances;

•	maintain adequate liquidity to meet cash needs;

•	reduce expenses required to manage the run-off of the Property and Casualty Segment operations; and

•	preserve and, if possible, enhance Company assets.

Unless these current short-term strategies are successful, the Company will have no ability to implement any longer term options. Therefore, the total focus is on successfully accomplishing the above short-term strategies.

DIRECTORS AND EXECUTIVE OFFICERS

See “Proposal 1—Election of Directors” and “Executive Officers” in the accompanying proxy statement.

MARKET FOR REGISTRANT’S EQUITY AND RELATED STOCKHOLDER MATTERS

On November 20, 2002, the common stock began trading on the OTC Bulletin Board under the trading symbol “AICI”. Previously, the Common Stock was listed and traded on the New York Stock Exchange (“NYSE”). The following table sets forth the high and low sales prices per share of Common Stock for the fiscal quarters indicated.

	High	Low
Year ended December 31, 2002
Fourth quarter	$2.31	$0.01
Third quarter	4.12	1.90
Second quarter	5.70	3.90
First quarter	5.71	4.80

Year ended December 31, 2001
Fourth quarter	5.35	4.65
Third quarter	6.05	4.65
Second quarter	5.64	3.70
First quarter	5.63	3.87

As of March 28, 2003, there were approximately 873 holders of record of the Common Stock.

The Company has not paid cash dividends to its shareholders during the periods indicated above and does not anticipate that it will pay cash dividends in the foreseeable future.

FORM 10-K

See “Annual Report and Form 10-K” in the accompanying proxy statement for instructions on obtaining a copy of the Company’s Form 10-K.

DETACH HERE

REVOCABLE PROXY

ACCEPTANCE INSURANCE COMPANIES INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 12, 2003

The undersigned, a stockholder of Acceptance Insurance Companies Inc. (the “Company”), hereby appoints John E. Martin, Gary N. Thompson and Mark A. Ellis, Esq., and each of them, attorneys, agents and proxies, with full power of substitutions to each, for and in the name of the undersigned to vote, as designated on the reverse side, all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Courtyard By Marriott, 101 South 10th Street, Omaha, Nebraska on June 12, 2003 at 9:00 a.m., Local Time, and at any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED HEREIN AND FOR ALL OTHER PROPOSALS SUBMITTED TO THE STOCKHOLDERS IN THE ACCOMPANYING PROXY STATEMENT, WHICH THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE.

See Reverse Side    CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE    See Reverse Side

ACCEPTANCE INSURANCE

COMPANIES INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE

Please mark votes as in this example.   ☒

1. Election of Directors	2. Ratification of the appointment of
Nominees: (01) Edward W. Elliott, Jr.	Deloitte & Touche LLP as the
(02) John E. Martin	Company’s Independent Auditor.
(03) R. L. Richards
(04) Doug T. Valassis

FOR WITHHELD	FOR AGAINST ABSTAIN

For all nominees except:

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 30, 2003 and ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

Signature: Date:	Signature: Date: